Exhibit D

DESCRIPTION OF CANADA

Unless otherwise indicated, dollar amounts hereafter in this document are expressed in Canadian dollars. On December 16, 2003 the noon buying rate in New York City payable in Canadian dollars (“$”), as reported by the Federal Reserve Bank of New York, was $1.00 = $0.7584 United States dollars (“U.S.$”). See “Foreign Exchange and International Reserves”.

Certain information contained in the Exhibit has been extracted or compiled from public official documents of Canada, which include statistical data subject to revision. Canada is sometimes referred to as the “Government of Canada” or the “Government” in this Exhibit.

CANADA

GENERAL INFORMATION

Area and Population

Canada is the second largest country in the world, with an area of 9,984,670 square kilometers of which about 891,163 square kilometers are covered by fresh water. The occupied farm land is about 7% and the productive forest land is about 24% of the total area. The population on July 1, 2003 was estimated to be 31.6 million. Approximately 64% of Canada’s population lives in metropolitan areas of which Toronto, Montreal and Vancouver are the largest. Most of Canada’s population lives within 325 kilometers of the United States border.

Form of Government

Canada is a federal state composed of ten provinces and three territories. In 1867, the United Kingdom Parliament adopted the British North America Act, which established the Canadian federation comprised of, at that time, the Provinces of Ontario, Québec, Nova Scotia and New Brunswick. Since then, six additional provinces (Manitoba, British Columbia, Prince Edward Island, Saskatchewan, Alberta and Newfoundland and Labrador), along with the Yukon Territory, the Northwest Territories and the new territory of Nunavut (which was carved out of the Northwest Territories on April 1, 1999), have become parts of Canada.

The British North America Act (which has been renamed the Constitution Act, 1867) gave the Parliament of Canada legislative power in relation to a number of matters including all matters not assigned exclusively to the legislatures of the provinces. These powers now include matters such as defense, the raising of money by any mode or system of taxation, the regulation of trade and commerce, the public debt, money and banking, interest, bills of exchange and promissory notes, navigation and shipping, extra-provincial transportation, aerial navigation and, with some exceptions, telecommunications. The provincial legislatures have exclusive jurisdiction in such areas as education, municipal institutions, property and civil rights, administration of justice, direct taxation for provincial purposes and other matters of purely provincial or local concern.

The executive power of the federal Government is vested in the Queen, represented by the Governor General, whose powers are exercised on the advice of the federal Cabinet, which is responsible to the House of Commons. The legislative branch at the federal level, Parliament, consists of the Crown, the Senate and the House of Commons. The Senate has 105 seats. There are 24 seats each for the Maritime Provinces, Québec, Ontario and Western Canada, 6 for Newfoundland and 1 each for the three territories. Senators are appointed by the Governor General on the advice of the federal Cabinet and hold office until age 75. The House of Commons has 301 members, elected by voters in single-member constituencies. The leader of the political party that gains the most seats in each general election is usually invited by the Governor General to be Prime Minister and to form the Government. The Prime Minister selects the members of the federal Cabinet from among the members of the House of Commons and the Senate (in practice almost entirely from the former). The House of Commons is elected for a period of five years, subject to earlier dissolution upon the recommendation of the Prime Minister or because of the Government’s defeat in the House of Commons on a vote of no confidence.

The most recent general election was held on November 27, 2000. As a result of that election the Liberal Party forms the Government. The distribution of seats in the House of Commons is as follows: the Liberal Party has 170 seats, the Canadian Alliance Party has 63 seats, the Bloc Québécois has 34 seats, the Progressive Conservative Party has 15 seats and the New Democratic Party has 14 seats. There are 4 independent members and 1 vacant seat.

The executive power in each province is vested in the Lieutenant Governor, appointed by the Governor General on the advice of the federal Cabinet. The Lieutenant Governor’s powers are exercised on the advice of the provincial cabinet, which is responsible to the legislative assembly. Each provincial legislature is composed of a Lieutenant Governor and a legislative assembly made up of members elected for a period of five years. The practice of selecting the provincial premier and the provincial cabinet in each province follows that described for the federal level, as does dissolution of a legislature.

The judicial branch of government in Canada is composed of an integrated set of courts created by federal and provincial law. At the federal level there are two principal courts, the Supreme Court of Canada which is the highest appeal court in Canada and the Federal Court of Canada which, among other things, deals with federal revenue laws and claims involving the Government. Judges of the two federally constituted courts and those of the provincial superior and county courts are appointed by the Governor General on the advice of the federal Cabinet and hold office during good behavior until age 70 or 75. Judges of the magistrates courts (commonly now known as provincial courts) are appointed by the provincial government and usually hold office until age 65 or 70.

Constitutional Reform

In April 1982, Her Majesty the Queen proclaimed the Constitution Act, 1982, terminating British legislative jurisdiction over Canada’s Constitution. The Constitution Act, 1982 provides that Canada’s Constitution may be amended pursuant to an amending formula contained therein and contains the Canadian Charter of Rights and Freedoms, including the linguistic rights of Canada’s two major language groups.

The government of Québec did not sign the constitutional agreement which led to the repatriation of the Canadian Constitution and the proclamation of the Constitution Act, 1982. Although Québec is legally bound by the Constitution Act, 1982, the government of Québec set out five conditions for accepting the legal legitimacy of the Act. Discussions on those principles led on April 30, 1987 at Meech Lake to a unanimous agreement by First Ministers on principles respecting each of Québec’s conditions.

A constitutional resolution to give effect to the Meech Lake Accord was adopted by Parliament and eight provinces before the deadline for ratification on June 23, 1990. In the absence of ratification by Newfoundland and Manitoba, the amendment was not adopted. In the wake of this event, the most extensive series of public consultations on constitutional matters ever to occur in Canada began through the work of both provincial and federal commissions and committees, among other things. Recommendations produced by this process were then assessed by a series of multilateral negotiations involving the federal, provincial and territorial governments and four national Aboriginal organizations, held from April to July 1992. Agreement was reached on a wide range of constitutional issues through the multilateral process which led to a First Ministers’ Conference held in Charlottetown in August 1992.

The Charlottetown Accord was an extensive package of reforms agreed upon by the federal, provincial and territorial governments and the four Aboriginal organizations. On October 26, 1992 Canadians were asked in a referendum if they agreed that the Constitution of Canada should be renewed on the basis of the Charlottetown agreement. A majority of Canadians in a majority of the provinces, including a majority in Québec and a majority of Status Indians living on reserves, declined to provide such a mandate. Consequently, governments set aside the constitutional issue and announced their intention to concentrate on social and economic initiatives that do not require constitutional change.

Québec

In September 1994, the Parti Québécois was elected and its platform called for Québec’s accession to independence. On October 30, 1995, the government of Québec held a consultative referendum under provincial law, seeking a mandate to secede from Canada and proclaim Québec’s independence, after having made a formal offer of a new economic and political partnership between Québec and the rest of Canada. The government’s proposal was rejected by a vote of 50.6% against and 49.4% in favour, with a participation rate of 93%. While all sides accepted the 1995 referendum results, the Parti Québécois has not abandoned the goal of achieving independence for Québec.

The Government of Canada has taken a series of initiatives since the 1995 referendum aimed at reinforcing Canadian unity, including non-constitutional measures (notably on provincial responsibility for labour market programs and Parliament’s 1995 distinct society resolution), demonstrating openness to Québecers’ aspirations, as well as making efforts to clarify the rules governing any future secession referendum.

In September 1996, the Government of Canada referred a series of legal questions to the Supreme Court of Canada with a view to clarifying, at both domestic and international law, whether the government of Québec has the right to secede from Canada unilaterally. On August 20, 1998, the Supreme Court rendered judgment, ruling that the government of Québec cannot, under either the Constitution of Canada or international law, legally effect the unilateral secession of Québec from Canada. The Supreme Court also stated that, if a clear majority of Québecers were to clearly and unambiguously express their will to secede the federal and provincial governments in Canada would then have a constitutional obligation to enter into negotiations to address the potential act of secession as well as its possible terms should, in fact, secession proceed.

On June 29, 2000, the Government of Canada enacted a law to give effect to the requirement for clarity set out in the opinion of the Supreme Court. That law requires the House of Commons to assess, prior to any future referendum on the secession of a province, whether the referendum question made clear that the province would cease to be part of Canada and become an independent country. The law further requires that, after the vote itself, the House of Commons also assess whether there appeared to be a clear majority in support of the question. Only if both these conditions were met would the Government of Canada be authorized to enter into negotiations which might lead to the constitutional amendments required to effect secession.

In September 1997, the Premiers of the nine provinces other than Québec met in Calgary to launch public consultations on a set of declaratory principles, including a recognition of the unique character of Québec society within Canada, which seek to frame the fundamental values underlying the Canadian federation. Over the winter and spring of 1998, the legislatures of all nine provinces participating in the Calgary process passed resolutions of support for the principles set out in the Calgary declaration.

In the provincial election of April 14, 2003, the federalist Québec Liberal Party was elected with a majority of 76 out of 125 seats in Québec’s National Assembly, as compared to 45 for the main opposition Parti Québécois, and 4 for the Action Démocratique du Québec party. The Québec Liberal Party obtained 45.9% of the votes cast, the Parti Québécois, 33.2% and the Action Démocratique du Québec, 18.2%.

THE CANADIAN ECONOMY*

General

The following chart shows the distribution of real gross domestic product (“GDP”) at basic prices (1997 constant dollars) in 2002, which is indicative of the structure of the economy.

DISTRIBUTION OF REAL GROSS DOMESTIC PRODUCT AT BASIC PRICES(1)

Percentage Distribution in 2002(2)

Source: Statistics Canada, Gross Domestic Product by Industry.

(1) GDP is a measure of production originating within the geographic boundaries of Canada, regardless of whether factors of production are Canadian or non-resident owned, whereas gross national product (“GNP”) measures the value of Canada’s total production of goods and services — that is, the earnings of all Canadian owned factors of production. Quantitatively, GDP is obtained from GNP by adding investment income paid to non-residents and deducting investment income received from non-residents. GDP at basic prices represents the value added by each of the factors of production and is equivalent to GDP at market prices less indirect taxes (net), plus other production taxes (net). Moreover, these differences in GDP measures explain any perceived discrepancies in GDP growth rates in this document.

(2) May not add to 100.0% due to rounding.

(3)  The agriculture, forestry, fishing, hunting, mining and oil and gas extraction sectors include a service component.

The volume of industry and sector output in the following discussion provides “constant dollar” measures of the contribution of each industry to GDP at basic prices. The share of service-producing industries in real GDP was 68.7% in 2002 while the remaining 31.3% was attributed to goods-producing industries.

*	Quarterly and semi-annual figures or changes are based upon seasonally adjusted data, except where otherwise indicated. All percentage changes are compounded at annual rates. For percentage changes over more than one year the method of computation utilizes observations for the first and final years indicated. For percentage changes over less than one year the method of calculation utilizes observations for the period stated and the previous period of the same length. Unless otherwise specified, all growth rates are calculated using real GDP at basic prices, 1997 chained dollars.

The following table shows the composition of Canada’s real GDP at basic prices (1997 constant dollars) by sector in 1988 and over the 1998-2002 period.

REAL GROSS DOMESTIC PRODUCT AT BASIC PRICES BY INDUSTRY

	For the years ended December 31,

	2002	2001	2000	1999	1998	1988(2)	2002	1998	1988(2)

	(millions of 1997 dollars)						(percentage distribution)
Agriculture	$13,464	$14,507	$15,961	$16,666	$15,230	$10,186	1.4%	1.8%	1.5%
Forestry, fishing and hunting	6,683	6,742	7,036	6,656	6,466	8,218	0.7	0.8	1.2
Mining and oil and gas extraction	34,081	34,665	34,107	34,311	34,461	28,360	3.4	4.1	4.1
Manufacturing	177,432	172,943	179,827	161,536	149,390	120,082	17.9	17.6	17.5
Construction	52,480	51,567	48,461	46,406	44,348	45,515	5.3	5.2	6.6
Utilities	26,411	25,815	26,474	26,412	26,140	23,797	2.7	3.1	3.5
Transportation and warehousing	45,873	45,262	45,734	43,609	41,036	32,790	4.6	4.8	4.8
Wholesale and retail trade	114,961	107,698	104,282	97,963	92,644	72,835	11.6	10.9	10.6
Finance, insurance, real estate and leasing	199,031	190,430	182,540	174,009	166,070	117,921	20.1	19.6	17.2
Public administration and defence	56,102	54,840	53,257	51,826	50,249	45,620	5.7	5.9	6.6
Community, business and personal services	265,801	257,053	248,104	237,096	222,929	181,358	26.8	26.3	26.4

TOTAL (1)	$992,319	$961,522	$945,783	$896,490	$848,963	$687,559	100.0%	100.0%	100.0%

Source: Statistics Canada, Input Output Division.

(1) May not add to total due to rounding.

(2) Data does not add to total due to rebasing.

The share of service-producing industries in real GDP at basic prices increased from 65.5% in 1988 to 68.7% in 2002. The fastest growing groups in this sector have been wholesale and retail trade and finance, insurance, real estate and leasing which both grew at average compounded annual rates of 3.4% and 3.6%, between 1988 and 2002, compared to an average annual growth rate of 2.8% for total real GDP (1997 constant dollars). The goods-producing sector constituted 31.3% of real GDP at basic prices in 2002, down from 34.4% in 1988. The decline was most evident in construction with its share declining from 6.6% in 1988 to 5.3% in 2002, and in utilities, where the share fell from 3.5% to 2.7%.

Real GDP growth was 3.9% in 1998, 5.6% in 1999 and 5.3% in 2000. Manufacturing output growth exceeded total output growth over this period, increasing by 4.9% in 1998, 8.3% in 1999 and by 10.2% in 2000. Total year-over-year GDP growth slowed in 2001, to 1.8%, rebounded in 2002 to 3.4% and has since eased gradually over 2003 to 3.1%, 1.8% and 1.4% in the first, second and third quarter respectively. On a year-over-year basis, manufacturing output contracted by 3.6% in 2001, followed by a rebound in growth to 2.9% in 2002 and 2.9% in the first quarter of 2003, before declining again by 1.0% in the second quarter and 2.8% in the third quarter.

The construction sector was the second largest goods-producing sector in Canada in 2002. Construction activity rose by 3.3% in 1998, 4.5% in 1999, 4.6% in 2000 and 6.4% in 2001. Year-over-year output growth in this industry slowed considerably in 2002 to 1.7%, but has since strengthened in 2003 to 2.4%, 3.8% and 4.3% in the first, second and third quarter respectively.

Output from mining and oil and gas extractions increased at a rate of 1.5% in 1998. Output saw almost no growth in 1999, fell by 0.2% in 2000 and rebounded to 1.9% in 2001. In 2002, growth fell to 0.8% before rising in 2003 to 2.1% in the first quarter, 1.9% in the second quarter and 4.3% in the third quarter on a year-over-year basis.

Although the share of agricultural output in total real GDP in 2002 was 1.4%, agriculture is an important part of Canada’s economy and a significant contributor to foreign exchange earnings. Wheat is Canada’s principal agricultural crop and one of its largest export products by value. The wheat crop was 24.1 million tonnes in the 1998-1999 crop year, 27.0 million tonnes in the 1999-2000 crop year and 26.5 million tonnes in the 2000-2001 crop year. Total wheat production fell to 20.6 million tonnes and 16.2 million tonnes in the 2001-2002 and 2002-2003 crop years respectively. For the 2003-2004 year, Statistics Canada estimates wheat production to rebound to 22.0 million tonnes, assuming ideal harvesting conditions over the year.

Gross Domestic Income and Expenditure*

While real GDP continued to trend upward from 1998 to 2000, growing by 4.1% in 1998, 5.5% in 1999 and 5.3% in 2000, nominal GDP grew by 3.7% in 1998, 7.4% in 1999 and 9.5% in 2000. Real and nominal GDP growth tapered off in 2001 increasing by 1.9% and 3.0% respectively. In 2002 real GDP growth rebounded to 3.3% before sliding in the first three quarters of 2003 to 2.5%, 1.4% and 1.0% respectively (year-over-year). Meanwhile nominal GDP growth rose to 4.3% in 2002 and 8.1% in the first quarter of 2003, before slowing in the second and third quarters to 4.2% and 4.5% respectively.

GROSS DOMESTIC INCOME AND EXPENDITURE

	First 3 quarters (10)		For the years ending December 31,

	2003	2002	2002	2001	2000	1999	1998

	(in millions of dollars)
INCOME
Labor income (1)	$617,197	$593,075	$597,316	$569,920	$545,116	$502,726	$475,335
Corporate profits (2)	144,895	130,436	133,004	127,530	135,647	110,769	86,132
Non-farm unincorporated business income	76,400	72,555	72,960	67,582	64,860	61,466	57,936
Farm income	1,339	1,789	1,715	2,715	1,553	1,819	1,724
Other net domestic income (3)	66,552	56,017	56,290	62,630	63,711	53,333	53,461

Net domestic income	961,467	907,419	915,040	883,223	862,737	780,786	723,487
Indirect taxes, capital consumption
allowances and residual error	248,517	238,505	239,909	224,236	212,829	201,655	191,486

GROSS DOMESTIC INCOME	$1,209,984	$1,145,924	$1,154,949	$1,107,459	$1,075,566	$982,441	$914,973

EXPENDITURE
Consumer expenditure	$688,993	$651,272	$656,181	$623,167	$596,306	$560,884	$531,169
Government expenditure
(goods & services):
Federal (4)	46,901	45,805	45,776	42,834	41,260	37,641	35,250
Provincial-municipal (5)	214,701	201,743	203,504	191,678	181,013	171,449	164,086

Total government (6)	261,603	247,548	249,280	234,512	222,273	209,090	199,336
of which current	229,761	217,319	218,895	207,508	197,851	186,054	179,317
of which capital (7)	31,841	30,229	30,385	27,004	24,422	23,036	20,019
Residential construction	71,623	64,207	65,270	54,976	48,482	45,100	42,497
Business fixed investment:
Non-residential construction	48,823	48,764	48,469	52,769	50,518	47,229	45,177
Machinery and equipment	81,496	83,111	83,025	85,109	83,963	79,102	74,116

Total	130,319	131,875	131,494	137,878	134,481	126,331	119,293
Inventory accumulation:
Business non-farm	4,901	2,576	4,544	-4,130	10,956	4,951	5,409
Farm	1,708	-1,528	-1,671	-1,105	-189	39	-676

Total	6,609	1,048	2,873	-5,235	10,767	4,990	4,733
Exports (goods & services) (8)	463,113	472,287	474,303	482,074	490,184	424,258	379,203
Imports (goods & services) (9)	-412,864	-421,319	-423,989	-418,806	-428,235	-388,303	-360,871
Residual error of estimate	588	-993	-463	-1,107	1,308	91	-387

GROSS DOMESTIC EXPENDITURE	$1,209,984	$1,145,924	$1,154,949	$1,107,459	$1,075,566	$982,441	$914,973

GROSS DOMESTIC EXPENDITURE IN 1997 CHAIN-FISHER DOLLARS (11)	$1,089,023	$1,071,396	$1,074,516	$1,040,388	$1,020,786	$969,750	$918,910

Source: Statistics Canada, National Income and Expenditure Accounts.

(1) Includes military pay and allowances.

(2)  Includes net interest and dividends paid to non-residents.

(3)  Includes interest, miscellaneous investment income and government business enterprise profits before taxes.

(4) Net spending (outlays minus sales) including gross capital formation and Canada Pension Plan.

(5) Net spending (outlays minus sales) including gross capital formation and Québec Pension Plan.

(6) Includes government inventories.

(7)  Includes inventory accumulations at all levels of government.

(8)   Excludes investment income received from non-residents.

(9) Excludes investment income paid to non-residents.

(10) Seasonally adjusted, annual rates.

(11)	A new formula (Chain-Fisher) is now used to estimate the level of real GDP. This new formula replaces the previous Laspeyres formula.

*Year-over-year growth rates for nominal GDP at market prices are based on not seasonally adjusted data.

Economic Developments*

Nominal GDP at market prices was about $1.2 trillion in 2002. Real output growth experienced gains of 4.1% in 1998, 5.5% in 1999 and 5.3% in 2000, before slowing to 1.9% in 2001. Year-over-year real GDP growth rebounded to 3.3% in 2002, before retreating in 2003 to 2.5% in the first quarter, 1.4% in the second quarter and 1.0% in the third quarter.

Real consumer spending rose by 2.8% in 1998, 3.8% in 1999, 4.0% in 2000, 2.6% in 2001 and 3.4% in 2002. Year-over-year growth in consumer spending remained robust at 3.5% in the first quarter, 3.4% in the second quarter and 4.3% in the third quarter of 2003. The personal savings rate was 4.5% in 2001 and 4.2% in 2002, decreasing to 2.6% in the first quarter of 2003, 2.2% in the second quarter and 1.3% in the third quarter of 2003.

Year-over-year growth in non-residential business investment was 5.3% in 1998, 7.2% in 1999, 6.0% in 2000 and 1.0% in 2001. The strength in non-residential business investment over this period was largely due to strong increases in machinery and equipment investment. Year-over-year growth decreased by 6.0% in 2002, was close to zero percent in the first quarter of 2003, and fell again by 0.3% in the second quarter before recovering to 3.6% in the third quarter.

Housing starts have generally increased in recent years. Following a low level of 137 thousand units in 1998, housing starts rebounded in 1999, registering almost 150 thousand units, and continued rising to 152 thousand units, 163 thousand units and 205 thousand units in 2000, 2001 and 2002 respectively. In the first three quarters of 2003, the level of housing starts expanded strongly to 222 thousand, 202 thousand and 231 thousand units respectively.

Government spending on current goods and services grew by 3.2% in 1998, 2.1% in 1999, 2.6% in 2000, 3.7% in 2001 and 3.0% in 2002. Year-over-year growth in government spending on goods and services for 2003 was 3.2% in the first quarter, 4.0% in the second quarter and 3.2% in the third quarter.

In current dollar terms, the trade balance was $17.4 billion in 1998 before rising rapidly to $35.4 billion in 1999, $61.3 billion in 2000 and $62.5 billion in 2001. For 2002 the surplus on the foreign trade balance was $49.5 billion and in 2003 it was $54.2 billion, $43.0 billion and $51.0 billion (at annual rates) in the first, second and third quarters respectively. (See also “Balance of Payments”.)

*	In this section all figures are reported in real terms and growth rates are calculated from chained 1997 dollars, seasonally adjusted at annual rates unless otherwise noted.

Prices and Costs

The year-over-year increase in the GDP implicit price deflator declined to -0.5% in 1998, before rebounding to 1.7% in 1999, 4.0% in 2000 and sliding to 1.1% and 0.9% in 2001 and 2002 respectively. Year-over-year growth in the implicit price deflator was 5.3% for the first quarter of 2003, 3.1% in the second quarter and 3.3% in the third quarter.

The year-over-year increase in the consumer price index (“CPI”) has been moderate. It registered increases of 0.9% in 1998, 1.7% in 1999, 2.7% in 2000 and 2.6% in 2001. The increase in 2000 is largely attributable to a surge in energy prices, while the increase observed in 2001 was more broadly-based. CPI inflation dipped slightly to 2.2% in 2002 and rose to 4.5% in the first quarter of 2003 before sliding back to 2.8% and 2.2% in the second and third quarters respectively.*

PRICE DEVELOPMENTS

	G.D.P.	Consumer Price Index
	Implicit							Industrial
	Chain			Total		Total Excluding		Product
For the years	Price Index			Excluding		Food &	Shelter	Price
ended December 31,	(1)	Total	Food	Food	Energy	Energy	Services	Index

	(annual percentage changes)
1998	-0.5	0.9	1.6	0.9	-4.0	1.3	0.5	0.4
1999	1.7	1.7	1.3	1.7	5.7	1.5	1.1	1.8
2000	4.0	2.7	1.4	3.1	16.2	1.5	2.1	4.3
2001	1.1	2.6	4.5	2.1	3.3	2.0	2.5	1.0
2002	0.9	2.2	2.6	2.1	-2.0	2.7	1.9	0.1
2002 Q4	4.1	3.8	2.1	4.1	8.8	3.7	2.2	2.5
2003 Q1	5.3	4.5	1.6	5.1	17.5	3.8	2.8	2.3
2003 Q2	3.1	2.8	1.7	3.1	6.2	2.8	2.7	-1.7
2003 Q3	3.3	2.1	1.7	2.2	6.9	1.8	2.6	-2.1

Source: Statistics Canada, National Income and Expenditure Accounts; Consumer Prices and Price Indexes; Industry Price Indexes.
(1)   This implicit price index is based on seasonally adjusted data.

The average annual increase in new collective agreements (without cost of living clauses) involving 500 or more employees for all industries was 2.8% in 2002. Average wage gains (over the life of the contract) increased steadily between 1998 and 2001, before dipping in 2002. The average settlement was 1.7% in 1998, 2.2% in 1999, 2.5% in 2000, 3.2% in 2001 and 2.8% in 2002. Year-over-year, wage gains were 2.8% in the first quarter of 2003, 2.6% in the second quarter and 3.2% in the third quarter.

*	Year-over-year growth rates for CPI are based on not seasonally adjusted data.

Labor Market*

The following table shows labor market characteristics for the periods indicated.

LABOR MARKET CHARACTERISTICS(1)

(thousands of persons)

	Canada			Atlantic Provinces			Québec

For the years	Labor	Employ-	Unemploy-	Labor	Employ-	Unemploy-	Labor	Employ-	Unemploy-
ended December 31,	Force	ment	ment Rate	Force	ment	ment Rate	Force	ment	ment Rate

1998	15,418	14,140	8.3	1,115	971	12.9	3,660	3,282	10.3
1999	15,721	14,531	7.6	1,136	1,003	11.7	3,702	3,357	9.3
2000	15,999	14,910	6.8	1,152	1,023	11.2	3,753	3,438	8.4
2001	16,246	15,077	7.2	1,172	1,035	11.7	3,807	3,475	8.7
2002	16,689	15,412	7.7	1,194	1,055	11.6	3,930	3,593	8.6
2002 Q4	16,879	15,604	7.6	1,201	1,059	11.8	3,967	3,634	8.4
2003 Q1	16,944	15,689	7.4	1,211	1,071	11.5	3,990	3,646	8.6
2003 Q2	17,014	15,706	7.7	1,203	1,067	11.3	4,008	3,644	9.1
2003 Q3	17,076	15,723	7.9	1,204	1,065	11.5	4,013	3,628	9.6

	Ontario			Prairie Provinces			British Columbia

For the years	Labor	Employ-	Unemploy-	Labor	Employ-	Unemploy-	Labor	Employ-	Unemploy-
ended December 31,	Force	ment	ment Rate	Force	ment	ment Rate	Force	ment	ment Rate

1998	5,914	5,490	7.2	2,677	2,527	5.6	2,051	1,870	8.8
1999	6,071	5,688	6.3	2,734	2,576	5.8	2,079	1,906	8.3
2000	6,228	5,872	5.7	2,766	2,628	5.0	2,100	1,949	7.2
2001	6,364	5,963	6.3	2,799	2,662	4.9	2,104	1,942	7.7
2002	6,532	6,068	7.1	2,877	2,723	5.4	2,158	1,973	8.5
2002 Q4	6,616	6,155	7.0	2,915	2,760	5.3	2,180	1,997	8.4
2003 Q1	6,659	6,216	6.7	2,905	2,752	5.3	2,178	2,004	8.0
2003 Q2	6,689	6,216	7.1	2,924	2,771	5.2	2,190	2,008	8.3
2003 Q3	6,712	6,228	7.2	2,934	2,783	5.1	2,214	2,019	8.8

Source: Statistics Canada, The Labour Force.
(1) Unemployment levels are calculated using the difference between Labour Force and Employment for the quarters.

On a year-over-year basis, employment has in recent years averaged more than two percent growth, growing by 2.7%, 2.8% and 2.6% respectively in 1998 to 2000, before slowing to 1.1% in 2001 and returning to 2.2% in 2002. Growth in the labor force was not as strong, registering growth of 1.7%, 2.0%, 1.8% and 1.5% in 1998 through 2001 respectively with a moderate rise to 2.7% in 2002. Year-over-year employment growth in 2003 was 3.2% in the first quarter, 2.3% in the second quarter and 1.5% in the third quarter. Growth in the labor force was 2.7%, 2.4% and 1.9% respectively over the same period.

The unemployment rate generally trended downward from 1998 to bottom out at 6.8% in 2000, followed by a rise back to 7.2% in 2001 and 7.7% in 2002. So far in 2003, the unemployment rate has inched up from 7.4% in the first quarter to 7.7% and 7.9% in the second and third quarters respectively.

* Year-over-year growth rates for employment are based on not seasonally adjusted data.

EXTERNAL TRADE

Canada has continued to work towards implementing its trade goals of freer and more open markets based on internationally agreed rules and practices at multilateral, regional and bilateral levels.

At the multilateral level, Canada continues to be an active member of the World Trade Organization (“WTO”) and continues to fully participate in multilateral trade negotiations launched in Doha, Qatar in November 2001.

At the regional level, Canada is a member of the North American Free Trade Agreement (“NAFTA”) with both the United States and Mexico. Under NAFTA, as of January 1, 2003, virtually all tariffs for goods originating in Canada, the United States, and Mexico have been eliminated.

Canada currently has bilateral free trade agreements in place with the following countries: Chile, Costa Rica, and Israel.

Canada is engaged in free trade negotiations with the Central American Four (Honduras, Nicaragua, Guatemala and El Salvador) and with Singapore. Canada is also engaged in trade negotiations with the European Free Trade Association (“EFTA”) countries (Switzerland, Norway, Iceland and Liechtenstein). The Government of Canada is exploring the possibility of free trade negotiations with the following partners: five Andean nations (Columbia, Bolivia, Ecuador, Venezuela and Peru); the Caribbean Community and Common Market (CARICOM) (Antigua, the Bahamas, Barbados, Belize, Dominica, Grenada, Guyana, Haiti, Jamaica, Montserrat, St. Kitts and Nevis, Saint Lucia, Saint Vincent and the Grenadines, Suriname, and Trinidad and Tobago); and the Dominican Republic. Canada is exploring the possibility of a “Trade and Investment Enhancement Agreement” with the European Union.

Canada is one of the 34 democratic countries of the western hemisphere engaged in negotiating the Free Trade Area of the Americas. Launched in 1998 at the second Summit of the Americas in Santiago, the FTAA negotiations hold the potential to create the world’s largest free trade area, with more than 830 million people and a combined gross domestic product of about $19.7 trillion. In the Eighth Ministerial Meeting held recently in Miami, Canada reaffirmed its commitment to the successful conclusion of the FTAA negotiations by January 2005, with the ultimate goal of achieving an area of free trade and regional integration.

Merchandise Trade

The following table sets forth the composition of Canadian trade for the periods indicated.

THE COMPOSITION OF CANADIAN MERCHANDISE TRADE

(Balance of Payments Basis)

	First 3 quarters (2)		For the years ended December 31,

	2003	2002	2002	2001	2000	1999	1998

	(in millions)
Value of Exports
Wheat	$1,927	$2,470	$3,037	$3,807	$3,609	$3,356	$3,642
Other agricultural products	17,683	18,881	25,315	24,551	21,475	19,524	18,148
Crude petroleum	15,304	13,221	18,795	15,370	19,166	11,017	7,830
Natural gas	21,191	12,810	18,359	25,595	20,537	10,951	8,967
Ores and metals	19,100	21,300	28,057	26,069	26,669	23,555	25,308
Lumber	6,694	8,343	10,852	11,571	12,217	13,225	11,529
Pulp and paper	9,557	9,817	13,165	15,187	16,841	13,668	12,898
Other materials	52,745	52,107	70,309	72,907	71,197	60,124	55,140
Motor vehicles	45,080	51,668	67,673	65,872	69,676	70,459	55,859
Motor vehicle parts	21,097	22,076	29,358	26,994	28,436	26,833	22,603
Machinery	14,367	15,155	20,281	19,975	19,571	17,179	17,491
Other end products	66,555	71,081	94,692	99,263	105,933	85,483	75,778
Special transactions	13,938	10,800	14,413	14,356	14,706	13,662	11,969

TOTAL EXPORTS (1)	$305,238	$309,725	$414,305	$421,519	$430,033	$369,035	$327,162

Value of Imports
Edible products	$15,283	$15,321	$20,435	$19,085	$17,388	$16,552	$16,093
Crude petroleum	10,326	8,345	11,796	12,815	13,437	7,160	5,227
Other crude materials	6,859	6,452	8,568	8,116	8,024	7,156	7,249
Fabricated materials	50,349	51,781	69,520	69,411	69,869	62,412	60,113
Motor vehicles	27,871	27,484	37,995	31,825	32,479	30,242	27,283
Motor vehicle parts	29,555	33,110	43,455	40,755	44,956	45,692	39,506
Machinery and equipment	74,403	79,263	105,867	112,496	122,787	108,248	101,124
Other end products	34,849	34,453	46,419	42,914	40,115	36,999	34,576
Special transactions	8,801	9,293	12,405	13,218	13,151	12,566	12,226

TOTAL IMPORTS (1)	$258,296	$265,501	$356,459	$350,632	$362,207	$327,026	$303,399

Source: Statistics Canada, Canadian International Merchandise Trade.
(1) May not add to total due to rounding.
(2) Seasonally adjusted.

Canada is one of the leading trading nations of the world. Canada’s exports have always reflected the country’s high endowment in natural resources. However, Canada has been diversifying its exports over time, relying less on commodities and more on finished goods. The value of commodity exports as a share of merchandise exports dropped from 69% in 1980 to 47.2% in the first three quarters of 2003. Over this period the increase in exports of finished goods was led by automotive and miscellaneous end products. Canada’s imports consist mostly of manufactured goods; the two main components are machinery and equipment and automotive products.

Canada and the United States are each other’s largest trading partners, reflecting the physical proximity of the two countries and their close economic and financial relationship. In 2002, trade with the United States accounted for 83.8% of the value of Canada’s merchandise exports and 71.5% of the value of Canada’s merchandise imports. According to the United States Department of Commerce, trade with Canada accounted for 23.6% of the United States’ exports and 18.0% of its imports in 2002.

GEOGRAPHICAL DISTRIBUTION OF CANADIAN MERCHANDISE TRADE
(Balance of Payments Basis)

	First 3 quarters		For the years ending December 31,

	2003	2002	2002	2001	2000	1999	1998

Exports (1)
United States	83.1%	83.8%	83.8%	83.5%	83.5%	83.8%	82.3%
Japan	2.5	2.4	2.5	2.4	2.6	2.7	3.0
United Kingdom	1.8	1.6	1.5	1.7	1.7	1.6	1.6
European Union (2)	4.0	4.0	4.0	4.0	3.9	3.9	4.3
Other	8.6	8.2	8.3	8.4	8.2	8.0	8.8

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Imports (1)
United States	70.1%	71.9%	71.5%	72.7%	73.6%	76.3%	77.1%
Japan	3.2	3.3	3.3	3.0	3.2	3.2	3.2
United Kingdom	2.7	2.9	2.9	3.4	3.4	2.4	2.0
European Union (2)	7.7	7.2	7.3	6.6	5.8	6.3	6.3
Other	16.4	14.8	15.0	14.2	13.9	11.8	11.4

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: Statistics Canada, Canadian International Merchandise Trade.

(1)	May not add to total due to rounding.
(2)	Excludes the United Kingdom. Includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain and Sweden.

The following table presents volume and price indices of Canada’s merchandise trade for the periods indicated.

MERCHANDISE TRADE INDICES

(Balance of Payments Basis)

	First 3 quarters		For the years ending December 31,

	2003	2002	2002	2001	2000	1999	1998

	(1997 = 100)
Indices of physical volume
Exports	124.5	128.6	128.1	127.9	132.5	121.2	108.5
Imports	122.7	119.0	119.7	118.0	124.9	115.1	106.1
Indices of prices
Exports	107.2	105.8	106.6	108.6	107.0	100.3	99.4
Imports	101.1	107.2	107.3	107.0	104.4	102.3	103.0
Terms of trade (1)	106.1	98.8	99.3	101.4	102.4	98.1	96.5

Source: Statistics Canada, National Income and Expenditure Accounts.
(1) Index of price of exports divided by index of price of imports multiplied by 100.

BALANCE OF PAYMENTS

The following table presents the balance of international payments for the periods indicated.

BALANCE OF INTERNATIONAL PAYMENTS

	First 3 quarters (1)		For the years ending December 31,

	2003	2002	2002	2001	2000	1999	1998

	(in millions of dollars)
CURRENT ACCOUNT
RECEIPTS
Goods and services	$346,083	$352,979	$472,628	$480,404	$488,589	$422,671	$377,385
Goods	303,770	309,724	414,305	421,519	430,033	369,035	327,162
Services	42,313	43,255	58,323	58,885	58,556	53,636	50,223
Investment income	23,477	22,527	31,638	26,715	37,413	32,905	32,338
Current transfers	4,849	5,064	7,002	6,990	6,096	5,644	5,054
Current account receipts	374,407	380,571	511,268	514,110	532,099	461,219	414,777
PAYMENTS
Goods and services	309,038	315,327	423,112	417,908	427,316	387,298	359,948
Goods	258,413	265,501	356,459	350,632	362,206	327,026	303,399
Services	50,625	49,826	66,653	67,276	65,110	60,272	56,549
Investment income	41,367	42,602	59,149	64,029	69,229	66,518	61,965
Current transfers	4,551	4,155	5,641	5,308	4,839	4,834	4,228
Current account payments	354,957	362,085	487,902	487,245	501,385	458,649	426,140
BALANCE
Goods and services	37,043	37,654	49,516	62,496	61,272	35,373	17,438
Goods	45,356	44,224	57,846	70,887	67,827	42,009	23,763
Services	-8,313	-6,570	-8,330	-8,391	-6,554	-6,636	-6,325
Investment income	-17,891	-20,075	-27,511	-37,314	-31,816	-33,613	-29,627
Current transfers	297	909	1,361	1,682	1,257	810	826
Current account balance	19,450	18,486	23,366	26,864	30,713	2,570	-11,363
CAPITAL AND FINANCIAL ACCOUNT
CAPITAL ACCOUNT	2,868	3,974	4,816	5,678	5,270	5,049	4,934
FINANCIAL ACCOUNT	-14,883	-8,363	-17,961	-23,466	-30,437	-17,531	-405
CANADIAN ASSETS, NET FLOWS
Canadian direct investment abroad	-12,237	-29,013	-45,217	-56,737	-69,248	-25,625	-50,957
Portfolio investment	-7,141	-22,023	-24,905	-37,573	-63,832	-23,101	-22,497
Foreign bonds	-6,147	-6,212	-6,243	-1,920	-3,963	-2,477	-7,064
Foreign stocks	-994	-15,810	-18,707	-35,653	-59,870	-20,623	-15,433
Other investment	-12,047	-4,714	-10,657	-19,748	-11,760	6,780	6,292
Loans	4,315	-1,543	-7,678	-8,011	-5,126	2,680	12,637
Deposits	-10,870	3,304	6,411	-2,173	3,974	10,592	-6,225
Official international reserves	2,944	-261	298	-3,353	-5,480	-8,818	-7,452
Other assets	-8,435	-6,213	-9,688	-6,210	-5,127	2,326	7,332

Total Canadian assets, net flows	-31,425	-55,478	-80,825	-114,058	-144,840	-41,946	-67,161
CANADIAN LIABILITIES, NET FLOWS
Foreign direct investment in Canada	11,649	26,723	32,342	44,608	99,148	36,762	33,828
Portfolio investment	8,279	11,719	21,058	34,669	14,351	3,738	24,779
Canadian bonds	4,616	15,022	18,712	37,351	-21,710	2,602	10,337
Canadian stocks	7,637	-3,160	-1,436	4,667	35,237	14,346	14,311
Canadian money market	-3,974	-142	3,782	-7,349	824	-13,209	130
Other investment	-3,387	8,945	9,464	11,315	904	-16,086	8,149
Loans	-3,092	-454	1,216	-7,008	3,127	6,641	3,181
Deposits	3,541	14,686	13,559	23,716	-962	-24,103	3,375
Other liabilities	-3,836	-5,287	-5,311	-5,393	-1,260	1,377	1,593

Total Canadian liabilities, net flows	16,542	47,387	62,864	90,592	114,403	24,415	66,757

Total capital and financial account, net flow	-12,014	-4,387	-13,145	-17,788	-25,167	-12,481	4,530
Statistical discrepancy	-5,565	-13,559	-10,221	-9,076	-5,547	9,912	6,833

Source: Statistics Canada, Canada’s Balance of International Payments.
(1) Year-to-date (not annualized). Current account data are seasonally adjusted. Capital account data are not seasonally adjusted.

Canada’s current account balance improved from a deficit of $11.4 billion in 1998 to a surplus of $23.4 billion in 2002. The current account maintained an average surplus of $25.9 billion (seasonally adjusted, annualized level) in the first three quarters of 2003. Over the period since 1998, the three main components of the current account have evolved as follows:

(1) The merchandise trade surplus increased from $23.8 billion in 1998 to $57.8 billion in 2002. In the first three quarters of 2003, the merchandise trade surplus averaged $60.5 billion (annualized level).
(2) The service account deficit worsened from $6.3 billion in 1998 to $8.3 billion in 2002. The services deficit averaged $11.1 billion (annualized level) in the first three quarters of 2003.
(3) The deficit on net investment income payments narrowed from $29.6 billion in 1998 to $27.5 billion in 2002. The investment income deficit averaged $23.9 billion in the first three quarters of 2003 (annualized level).

Low inflation, a depreciation of the Canadian dollar and good economic growth in the United States contributed to the increase in the merchandise trade surplus through 2001. The economic slowdown in the United States hindered further increases in 2002 and the first three quarters of 2003.

In 1998, the net inflow in the capital and financial account stood at $4.5 billion. Following that, Canada registered net outflows of $12.5 billion, $25.2 billion, $17.8 billion and $13.2 billion in 1999, 2000, 2001 and 2002 respectively. The net outflow in the first three quarters of 2003 averaged $16.0 billion (annualized level).

Various Canadian financial instruments were acquired by non-residents during the 1990s and early 2000s. Non-resident net purchases of Canadian bonds, stocks and money market instruments amounted to $24.8 billion in 1998. After dipping to $3.7 billion in 1999, purchases of Canadian financial instruments increased again to $14.4 billion in 2000, $34.7 billion in 2001 and $21.1 billion in 2002. The first three quarters of 2003 saw net purchases of Canadian bonds, stocks and money market instruments average $11.0 billion (annualized level).

Foreign direct investment in Canada rose from $33.8 billion in 1998 to $99.1 billion in 2000 before sliding to $44.6 billion in 2001 and $32.3 billion in 2002. Foreign direct investment in the first three quarters of 2003 averaged at $15.5 billion (annualized level).

FOREIGN EXCHANGE AND INTERNATIONAL RESERVES

Since May 31, 1970 the Canadian dollar has been allowed to float so that the rate of exchange is determined by conditions of supply and demand in the market. During this period, the Canadian dollar has floated between a high of 104.43 U.S. cents that occurred in April 1974 and a low of 61.79 U.S. cents in January 2002. The dollar closed 2002 at 63.39 U.S. cents. In 2003 through November 30, trading has been in a range of 63.82 to 77.23 U.S. cents; the dollar closed at 76.98 U.S. cents on November 30, 2003.

EXCHANGE RATE FOR THE CANADIAN DOLLAR

		For the years ended December 31,
	2003 through
	November 30	2002	2001	2000	1999	1998	1997	1996	1995	1994	1993

	(in U.S. cents)
High	77.23	66.54	67.11	69.84	69.35	71.23	74.93	75.26	75.33	76.42	80.65
Low	63.82	61.79	62.30	63.97	64.62	63.11	69.45	72.12	70.09	70.97	74.16

Source: Bank of Canada.

Canada does not have foreign exchange controls. Foreign exchange operations conducted by the Bank of Canada on behalf of the Minister of Finance are directed toward the maintenance of orderly conditions in the foreign exchange market in Canada through the purchase or sale of United States dollars for Canadian dollars. The following table shows Canada’s official international reserves on the dates indicated.

CANADA’S OFFICIAL INTERNATIONAL RESERVES

		At December 31,
	At November 30,
	2003	2002	2001	2000	1999	1998	1997	1996	1995	1994	1993

	(in millions of U.S. dollars)
Total	36,093	37,169	34,248	32,424	28,646	23,427	17,969	20,578	15,227	12,475	12,776

Source: Department of Finance.

Canada’s official reserves at November 30, 2003 consisted of United States dollars in the amount of U.S.$15,879 million, U.S.$69 million in gold (valued at U.S.$398.35 per fine ounce), U.S.$3,968 million in the form of the reserve position in the International Monetary Fund (“IMF”), U.S.$812 million in Special Drawing Rights (“SDRs”) and U.S.$15,365 million in other convertible currencies.

Beginning in 1978 transactions relating to foreign currency debt undertaken for reserve management purposes have had an important effect on the level of official reserves. The Government maintains a U.S.$6,000 million standby credit facility with a group of foreign banks. Since August 31, 1986 no drawings have been outstanding on the standby credit facility. The “Canada Bills” program was launched in October 1986. Under this program U.S. dollar-denominated short-term notes are issued in the United States money market. There were U.S.$1,925 million of Canada Bills outstanding on September 30, 2003. The “Canada Notes” program was launched in March 1996. Canada Notes are interest-bearing marketable notes that mature not less than nine months from their date of issue. As of September 30, 2003, there was a total of U.S.$897 million equivalent of Canada Notes outstanding. A Euro Medium Term Note program was launched in March 1997. As of September 30, 2003, there was a total of U.S.$2,251 million equivalent of Euro Medium Term Notes outstanding. As of September 30, 2003, there was a total of U.S.$9,899 million equivalent of other marketable bonds, comprised of 6 global bond issues and 4 Petro Canada bond issues assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited.

GOVERNMENT FINANCES

Introduction

The financial structure of the Government of Canada rests on a constitutional and statutory framework dating back to the British North America Act, 1867. That Act, which has been renamed the Constitution Act, 1867, gave constitutional foundation to the principles of financing that are basic to responsible government, while other necessary financial administrative machinery and procedures were established by subsequent legislation, most notably the Financial Administration Act. The proclamation in 1982 of the Constitution Act, 1982 terminated British legislative jurisdiction over Canada’s Constitution in accordance with an amending formula that permits amendment of the Constitution without resorting to the Parliament of the United Kingdom.

Within the confines of the Constitution, the authority of Parliament is supreme. Ultimate control of the public purse and the financial structure of the Government rests with Parliament. This is reflected in the fundamental principles that no tax shall be imposed and no money shall be spent without the authority of Parliament, and that expenditures shall be made only for the purposes authorized by Parliament.

Public money received by the Government is deposited in the Consolidated Revenue Fund of Canada. Withdrawals of public money out of the Consolidated Revenue Fund may not be made without the authority of Parliament.

The Government has two major sources of money: budgetary revenues and borrowing. The main sources of revenue are personal and corporate income taxes, employment insurance premiums, and excise taxes and duties. These revenues are authorized by specific acts passed by Parliament. The Government’s revenues also include net gains/losses from Crown corporations, such as the Bank of Canada and Canada Mortgage and Housing Corporation; foreign exchange revenues; and other revenues (primarily revenues from the sales of goods and services). The other major source of money to finance Government operations is borrowing. Borrowing limits are established by acts of Parliament. The main sources of borrowing are marketable bonds, treasury bills and Retail Debt.

Parliament authorizes the disbursement of moneys out of the Consolidated Revenue Fund by means of Appropriation Acts passed on an annual basis by Parliament and based on the Main Estimates submitted by the various departments. In addition to the Appropriation Acts, authority for payments may also be found in certain statutes which authorize certain payments out of the Consolidated Revenue Fund. Expenditures for public debt charges, social security payments and transfers to other levels of government are authorized in this way. Appropriations may also be made by the Governor in Council for urgent payments. Such appropriations may be made only when Parliament is not in session, and must be laid before Parliament during the subsequent session.

Information on the Government’s planned revenues and expenditures is presented to Parliament primarily in two documents: the Budget and the Main Estimates, which are both presented in the House of Commons. The Budget, which may be delivered at any time during the fiscal year, provides the occasion on which the Minister of Finance generally brings under review the whole financial position of the Government, present and prospective, and announces the Government’s plans and proposals. The Main Estimates are tabled (i.e., introduced) once each year and outline the Parliamentary authority, either existing or required, for disbursements. Supplementary Estimates may also be tabled during the year to provide authority for spending as the need arises.

The considerations for overall resource availability and demands for new policies and programs are reconciled through the establishment of a two year Fiscal Plan reflecting Government priorities. This Fiscal Plan, which is presented with the Budget, establishes an expenditure framework, in which the Cabinet establishes priorities. This ensures that expenditure decisions are made within the context of Government priorities and do not exceed the provision for such expenditures set out in the expenditure framework. The Government also releases an Economic and Fiscal Update in the fall for pre-budget consultation purposes.

The reporting entity of the Government of Canada includes all departments, agencies, corporations and funds which are owned or controlled by the Government and which are accountable to Parliament. The financial activities of all departments, agencies, corporations and funds are consolidated in the Government’s financial statements, except for enterprise Crown corporations and other government business enterprises which are not dependent on the Government for financing their activities. For these corporations, the Government reports in its financial statements only the cost of its investment and an allowance for valuation which includes their annual net profits and losses. In addition, any amounts receivable from or payable to these corporations are reported.

The primary source of information on all actual financial transactions of the Government is the Public Accounts of Canada, which are required by the Financial Administration Act to be tabled in Parliament each year. The other chief accountability reports are the statements of budgetary and non-budgetary financial transactions and of the Government’s cash and debt position published monthly in The Fiscal Monitor and in the Annual Financial Report.

For the first time, the financial statements for fiscal 2002-03 are presented on the full accrual basis of accounting, replacing the modified accrual standard that had been used since the mid 1980s. The Government’s fiscal anchor remains the budgetary balance, which will now provide a more comprehensive and up-to-date picture of the financial situation. Prior to the shift to accrual accounting, there was no distinction between net debt and the accumulated deficit, or federal debt, so these terms were used interchangeably. Under full accrual accounting, this is no longer the case. Net debt is the Government’s net liabilities excluding the value of its non-financial assets. The federal debt takes into account the value of non-financial assets. The two indicators now represent different measures of the Government’s financial position. The Federal debt will now represent the accumulation of surpluses and deficits in the past and is the key measure of debt. Data from fiscal 1983-84 are not directly comparable with earlier years due to a break in the series following the introduction of full accrual accounting.

Fiscal Policy

The era of chronic deficits and rising debt began in the early 1970s when productivity and economic growth declined from the buoyant trend of prior decades. One effect of this fundamental shift that had taken place in the economy was to reduce the underlying rate of growth of tax revenues, while expenditure growth remained strong. Consequently, the divergence between expenditure and revenue trends produced an uninterrupted string of deficits until fiscal 1997-98.

The severity of the 1982 recession resulted in a sharp increase in the deficit in fiscal 1982-83, eventually peaking at $37.2 billion or 8.3% of GDP in fiscal 1984-85. During the middle to late 1980s, the Government instituted a number of measures to increase revenues and constrain the growth in expenditures. These measures, in conjunction with the sustained recovery from the 1982 recession, helped to lower the deficit by about half relative to GDP by fiscal 1989-90. Further progress was arrested by the onset of the recession in 1990, which proved to be much longer and more severe than expected. While the measures to control spending succeeded in preventing government expenditures from increasing substantially in response to the recession, the sluggish recovery and the lagged impact of the recession resulted in substantial declines in budgetary revenues. This caused the deficit to increase to $39.0 billion, or 5.6% of GDP, in fiscal 1992-93.

Since 1993, the Government’s fiscal objective has been to balance the budget. Implicit in this objective was the need to halt the rise in the debt-to-GDP ratio and to put it on a permanent downward track. On a full accrual basis of accounting, the budgetary balance went from a deficit of $38.5 billion, or 5.3% of GDP in fiscal 1993-94 to six consecutive surpluses over the fiscal 1997-98 to fiscal 2002-03 period. The fiscal 2002-03 surplus was $7.0 billion, or 0.6% of GDP. As a percentage of GDP, program expenses declined from 15.7% in fiscal 1993-94 to 11.5% in fiscal 2002-03, and public debt charges fell from 5.5% in fiscal 1993-94 to 3.2% in fiscal 2002-03. Coupled with economic growth, the fiscal turnaround has also led to a fall in federal debt as a share of GDP of nearly 25 percentage points to 44.2% in fiscal 2002-03, from the peak of 68.4% in fiscal 1995-96. This is the seventh consecutive year in which the debt-to-GDP ratio has declined.

This turnaround in federal finances underlined the soundness of the Government’s Debt Repayment Plan — basing budget plans on two-year rolling fiscal targets, economic planning projections based on the average of the private sector economic forecasts backed by fiscal prudence and fiscal forecasts backed by a Contingency Reserve and adopting policies which have engendered economic growth and job creation. Prudence is of two types — the Contingency Reserve and economic prudence. Prudence in budget planning has meant that budgetary balance targets have been consistently bettered in each and every year. The Contingency Reserve of $3.0 billion per year provides an extra measure of back-up against adverse errors in the economic forecast. Under the Debt Repayment Plan, the Contingency Reserve, if not needed, will be used to pay down the public debt. It is not a source of funds for new policy initiatives. Economic prudence provides an extra measure of back-up to ensure that the fiscal target is met. The economic prudence grows over time.

The budgetary deficit/surplus — the budgetary balance — is the most comprehensive measure of the Government’s fiscal results. It is presented on a full accrual basis of accounting, recording government assets and liabilities when they are earned or incurred, regardless of when the cash is received or paid. In addition, the budgetary balance includes only those activities over which the Government has legislative control. However, it is only one measure of the Government’s financial position.

Another important measure is financial source/requirement. Financial source/requirement measures the difference between cash coming in to the Government and cash going out. It differs from the budgetary balance in that it includes transactions in loans, investments and advances, federal employees’ pension accounts, other specified purpose accounts, foreign exchange activities, changes in other financial assets, liabilities and non-financial assets. These activities are included as part of non-budgetary transactions. The conversion from full accrual to cash accounting is also reflected in non-budgetary transactions. In contrast to the large financial requirements observed from the mid 1970s through the mid 1990s, financial surpluses have now been recorded in five of the past six years. As a result, the Government has retired $37.1 billion of market debt since fiscal 1996-97. Market debt as a percentage of GDP has declined to 38.1% from the peak of 57.0% in fiscal 1996-97.

BUDGETARY BALANCE, FINANCIAL SOURCE/REQUIREMENT AND NET FINANCING ACTIVITIES

	For the years ended March 31,

	2003	2002	2001	2000	1999

	(in millions)
BUDGETARY TRANSACTIONS
Revenues	$190,232	$183,676	$194,120	$176,067	$165,624
Program expenses	-145,993	-137,006	-130,066	-119,538	-119,474
Operating surplus or deficit ( - )	44,239	46,670	64,054	56,529	46,150
Public debt charges	-37,270	-39,651	-43,892	-43,384	-43,303

Budgetary surplus or deficit ( - )	6,969	7,019	20,162	13,145	2,347

NON-BUDGETARY TRANSACTIONS
Loans, investments and advances	-2,192	-171	-3,182	-563	724
Pensions and other liabilities	386	-991	2,911	7,184	7,579
Non-financial assets	-878	-1,621	89	-176	-1,493
Other transactions	264	-2,769	89	-4,925	1,909
Foreign exchange transactions	3,096	-1,776	-8,776	-6,826	-5,700

Total non-budgetary transactions	676	-7,328	-8,869	-5,306	3,019
FINANCIAL SOURCE/REQUIREMENT	7,645	-309	11,293	7,839	5,866

UNMATURED DEBT TRANSACTIONS	-2,519	-4,132	-10,003	-4,021	-6,864

CHANGE IN CASH BALANCES	5,126	-4,441	1,290	3,818	-998

CASH AT END OF YEAR	$16,486	$11,360	$15,801	$14,511	$10,693

Source: Public Accounts of Canada, 2003.

Budgetary Revenue

The Government reports revenue on an accrual basis in the period in which the event that gave rise to the revenue took place. Income tax revenue is recognized when the taxpayer has earned the income subject to tax. Personal income taxes accounted for about 57% and corporate income taxes accounted for about 14% of tax revenue in fiscal 2002-03.

The Government announced important changes in personal and corporate income tax rates in the budget of February 28, 2000 and the Economic Statement and Budget Update of October 18, 2000.

Prior to the 2000 announcements, the federal personal income tax rate structure had three brackets. The bracket thresholds, together with many credits and other limits, were indexed for inflation, but since the beginning of 1986, only for the percentage change in the CPI exceeding 3%. The February 2000 budget restored full indexation of the federal personal income tax system effective January 1, 2000. As a result, for 2003 the basic personal exemption is $7,756. Regardless of inflation, the basic personal exemption will be no less than $8,000 by 2004.

The October 2000 budget update added changes that took effect in 2001. The rates for the existing three brackets were reduced to 16%, 22% and 26%. A new fourth bracket at the 29% rate applied to taxable income in excess of $100,000, which is to rise to no less than $113,804 by 2004. For 2003 the tax thresholds, accounting for indexing, are 16% for income up to $32,183, 22% for income between $32,184 and $64,368, 26% for income between $64,369 and $104,648 and 29% for income $104,469 and higher. The 5% high-income surtax was eliminated. The education tax credit, the disability tax credit, the supplement to the disability tax credit and the caregiver and infirm dependent tax credits were all increased. By 2004, the credit for a dependent spouse or common-law partner credit will be no less than $6,800.

The 2001 budget included additions such as an apprentice vehicle mechanics tools tax deduction, a tax deduction for tuition assistance for adult basic education, the extension of the education tax credit, improved tax incentives for renewable energy and energy efficiency, promotion of sustainable woodlot management and changes to deductibility of meal costs at construction sites.

The 2003 budget contained an increase to the National Child Benefit Supplement, which provides additional assistance to low-income families. Eligibility for the disability tax credit was also revised and the medical expense credit was expanded.

The general federal corporate income tax rate in Canada in 1999 was 28%. The federal corporate tax rate is 21% for manufacturing and processing income and 12% for the first $200,000 of active business income earned by a Canadian-controlled private corporation. Most corporations are also subject to a federal surtax equal to 4% of their federal income tax liability (computed without reference to the small business deduction and most tax credits). The large corporations tax is 0.225% of taxable capital employed in Canada in excess of $10 million. The 4% surtax may be credited against the large corporations tax liability. An additional capital tax (effectively a minimum tax since it is creditable against basic income tax) is levied on large financial institutions.

The February 2000 budget reduced the general corporate tax rate to 27% beginning in 2001. The October 2000 budget update further reduced the rate to 25% for 2002, 23% for 2003 and 21% after 2003. The rate on small business income between $200,000 and $300,000 was reduced to 21% beginning in 2001.

The 2001 budget allowed small businesses to defer for 6 months payments of corporate tax instalments for January, February and March 2002 without interest or penalties. All corporations with taxable capital that did not exceed $15 million qualified for this deferral.

The 2003 budget increases the amount of a Canadian controlled private corporation’s small business deduction from $200,000 to $300,000 over the next 4 years. The business limits will be $225,000 for 2003; $250,000 for 2004; $275,000 for 2005 and $300,000 for 2006 and later years. This amount will be pro-rated for corporations with non-calendar year-ends. Investment tax credits are also amended to reflect the higher small business deduction limits.

The 2003 budget eliminates the federal capital tax over 5 years starting in 2003 by increasing the threshold to $50 million of capital for tax years ending after 2003 and reducing the rate of tax over the period of 2004 to 2008.

Prior to the February 2000 budget, capital gains were taxed to individuals and corporations at three-quarters of the rate applicable to other income. The February 2000 budget reduced this inclusion rate to two-thirds, effective February 28, 2000. The October 2000 budget update reduced the rate further to one-half, effective October 18, 2000.

The capital gains rollover for small business investors is being expanded by eliminating the $2 million limit on the amount of the original investment on which the deferral is allowed, eliminating the $2 million limit on the amount that can be reinvested in shares of eligible small business corporations and allowing a reinvestment to be made at any time in the year of disposition or within 120 days after the end of that year.

The Government will reduce taxation of resource income by phasing in over 5 years a rate reduction from 28% to 21%. Deductions will be allowed for actual provincial and Crown royalties and mining taxes paid and the 25% resource allowance will be eliminated. There will also be a new credit for qualifying mineral exploration expenditures.

The Government imposes a broad based value-added tax, the Goods and Services Tax (“GST”), at a rate of 7%, to most goods and services. Food for home consumption, prescription drugs, residential rents, sales of existing houses, educational services and health care services are generally not subject to the GST. Excise taxes and duties are imposed on selected goods, such as tobacco, alcoholic beverages and gasoline. The Government also imposes customs duties on a wide range of goods.

In addition, the Government obtains non-tax revenues in the form of returns on investment from a number of its Crown corporations. Receipts from sales of goods and services, fees and permits are other sources of revenue.

The following table sets forth budgetary revenue for the years shown.

DETAILED STATEMENT OF TRANSACTIONS — BUDGETARY REVENUES

	For the years ended March 31,

	2003	2002	2001	2000	1999

	(in millions)
TAX REVENUES
Personal income tax	$89,530	$86,972	$92,662	$85,070	$77,894
Corporate income tax	22,222	24,242	28,293	22,115	21,213
Other income tax revenues	3,291	2,925	2,982	2,646	2,208
Goods and services tax	28,248	25,292	24,759	23,121	20,936
Energy taxes	4,992	4,848	4,792	4,757	4,716
Customs import duties	3,221	3,040	2,784	2,105	2,359
Other excise taxes and duties	4,896	3,953	3,434	3,315	3,706

Total tax revenues	156,400	151,272	159,706	143,129	133,032
EMPLOYMENT INSURANCE PREMIUMS	17,870	17,637	18,655	18,628	19,064
OTHER REVENUES
Crown corporation revenues	5,305	4,754	5,460	4,700	4,497
Other program revenues	7,278	7,560	7,620	7,525	7,180
Foreign exchange revenues	3,379	2,453	2,679	2,085	1,851

Total other revenues	15,962	14,767	15,759	14,310	13,528
TOTAL BUDGETARY REVENUES	$190,232	$183,676	$194,120	$176,067	$165,624

Source:	Public Accounts of Canada 2003.

Budgetary Expenses

Budgetary expenses encompass the cost of servicing the public debt, the operating expenses of Government departments and agencies, grants and contributions to other levels of government, organizations and individuals, and subsidies. Under full accrual accounting, the cost of using capital assets is amortized over its estimated useful life.

Transfer payments includes a range of federal social spending programs designed to enhance the quality of life of Canadians, particularly those who have modest incomes or who are disadvantaged. It includes income support — most notably for the elderly and unemployed; transfers to the provinces for health, education and social assistance; and programs for aboriginal Canadians.

The following table sets forth budgetary expenses, including federal social spending, for the years shown.

DETAILED STATEMENT OF TRANSACTIONS — BUDGETARY EXPENSES

	For the years ended March 31,

	2003	2002	2001	2000	1999

	(in millions)
PROGRAM EXPENSES
Transfer payments
Old age security benefits, guaranteed income supplement and spouse’s allowance	$25,692	$24,641	$23,668	$22,856	$22,285
Other levels of Government
Canada health and social transfer	21,100	17,300	13,500	14,891	16,018
Fiscal arrangements	10,879	11,603	12,467	10,721	11,645
Canada Assistance Plan				56	8
Alternative payments for standing programs	-2,321	-2,662	-2,460	-2,425	-2,150
Other	987	375	1,217	0	2

Total other levels of Government	30,645	26,616	24,724	23,243	25,523
Employment insurance benefits	14,496	13,726	11,444	11,301	11,884
Canada child tax benefits	7,823	7,471	6,783	6,000	5,715
Other transfer payments	20,076	18,321	21,075	17,984	17,379

Total transfer payments	98,732	90,775	87,694	81,384	82,786

Other program expenses
Crown corporation expenses	6,551	6,085	5,402	5,246	5,790
National Defence	11,318	10,443	9,744	10,113	9,308
All other departments and agencies	29,392	29,703	27,226	22,795	21,590

Total other program expenses	47,261	46,231	42,372	38,154	36,688

Total program expenses	145,993	137,006	130,066	119,538	119,474
PUBLIC DEBT CHARGES	37,270	39,651	43,892	43,384	43,303

TOTAL BUDGETARY EXPENSES	$183,263	$176,657	$173,958	$162,922	$162,777

Source: Public Accounts of Canada 2003.

Loans, Investments and Advances

The Government’s financial assets include loans and advances to, or investments in, its enterprise Crown corporations, other governments and other individuals and organizations.

Loans, investments and advances by the Government resulted in a net requirement of funds of $2.2 billion in fiscal 2002-03.

Pension and Other Liabilities

The Government acts as an insurer and/or administrator of a number of pension funds and annuities and deposit and trust accounts. The excess of receipts over disbursements in these accounts has provided the Government with an important source of financing. The balance outstanding of these accounts amounted to $181.0 billion at March 31, 2003. The public sector pensions comprised 69% of the outstanding balance at March 31, 2003.

Canada Pension Plan. The Canada Pension Plan (the “Plan”) is a federal-provincial program for compulsory and contributory social insurance. It operates in all parts of Canada, except for Quebec which has a comparable program. The Government administers the Plan under joint control with the participating provinces. Until 1997, the Plan was financed on an essentially pay-as-you-go basis, which means that pensions and benefits were paid out of current contributions (with some interest earned by the Canada Pension Plan Investment Fund). In December 1997, the Government passed legislation to ensure that the Plan remains sustainable over the long term and to allow fuller funding. Changes included a more rapid increase in contribution rates, a new investment policy, as well as changes to calculations of, and eligibility criteria to, some benefits. Under the new investment policy which came into effect April 1, 1998, the Plan’s funds are prudently invested by an independent investment board in a diversified portfolio of securities, including equities, under generally the same rules that apply to other private and public pension funds.

Contributions are paid equally by employers and employees and self-employed workers pay the full amount. In 2003 the combined contribution rate increased to 9.9% and will now remain constant at this level. As administrator, the Government’s authority to spend is limited to the Plan’s net assets of $53.7 billion at March 31, 2003 ($51.7 billion at March 31, 2002). Of these assets, $26.6 billion was invested in securities issued or guaranteed by the provinces and Canada, $21.7 billion was transferred to the Canada Pension Plan Investment Board and $7.1 billion was a direct liability of the Government.

Public Sector Pensions. The Government is responsible for defined benefit pension plans covering substantially all of its full-time employees (including the Public Service, Canadian Forces, Royal Canadian Mounted Police and certain Crown corporations) as well as federally appointed judges and Members of Parliament. Pension benefits are generally calculated by reference to highest earnings for a specific period of time. They are related to years of service and are indexed to inflation. Until March 31, 2000, separate market invested funds were not set aside to provide for payment of these pension benefits. Beginning on April 1, 2000, new employer and employee contributions to the pension plans are transferred to the Public Sector Pension Investment Board. Its goal is to achieve maximum rates of return on investments without undue risk, while respecting the requirements and financial obligations of each of the public sector pension plans. At March 31, 2003 the net liability in respect of these accounts totalled $125.7 billion. This net liability is comprised of the accrued benefit obligation determined as of March 31, 2003, which amounted to $134.3 billion, less pension plan assets of $9.4 billion and unamortized pension adjustments of $0.7 billion. In fiscal 2002-03 the net liability to the public sector pensions decreased by $1.2 billion, mainly due to the transfer of assets to the new Crown pension plans.

Other Employee and Veteran Future Benefits. The Government also sponsors a variety of other future benefit plans from which employees and other former employees can benefit, during or after employment or upon retirement. The cost of these benefits can accrue either during the service life of employees or upon occurrence of an event giving rise to the liability under the terms of the plans. The Government is liable for future payments for the disability and other benefits paid to war veterans, as well as the

Canadian Forces retired veterans and still-serving members, their beneficiaries and dependants. Other significant benefits for which the Government is liable include the health care and dental plans available to retired employees and their dependants, severance benefits, and workers’ compensation benefits. All these plans are unfunded. The health care and dental plans are contributory plans.

Non-Financial Assets

Non-financial assets include the net book value of the Government’s capital assets. Capital assets include land, buildings, works and infrastructure such as roads and bridges, machinery and equipment, ships, aircraft and other vehicles. Non-financial assets also include inventories and prepaid expenses. Non-financial assets increased by $0.9 billion to $54.2 billion in 2002-03 from $53.4 billion in 2001-02, due to purchases of machinery and equipment.

Other Transactions

This category includes tax receivables, other receivables, the provincial and territorial tax collection agreements account, tax payables and other liabilities. These transactions, due to their nature, are subject to wide fluctuations. They were a source of $0.2 billion in 2002-03, compared to a requirement of $2.8 billion in 2001-02.

Foreign Exchange Transactions

Foreign exchange transactions represent all transactions in international reserves held in the Exchange Fund Account (EFA). The objectives of the EFA are to provide general foreign currency liquidity for the Government and promote orderly conditions in the foreign exchange market. The EFA includes foreign currency investments, gold holdings and assets related to Canada’s commitment to the International Monetary Fund.

DETAILED STATEMENT OF TRANSACTIONS — NON-BUDGETARY TRANSACTIONS, NON-FINANCIAL ASSETS AND FOREIGN EXCHANGE TRANSACTIONS

	For the years ended March 31,

	2003	2002	2001	2000	1999

	(in millions)
LOANS, INVESTMENTS AND ADVANCES
Enterprise Crown corporations ad other government business enterprises
Loans and advances
Canada Deposit Insurance Corporation	$—	$—	$—	$—	$395
Canada Mortgage and Housing Corporation	218	226	224	223	410
Farm Credit Canada		576	226	236	836
Other	63	0	-39	59	60

	281	804	412	517	1,701
Investments
Share of annual profit	-2,962	-2,482	-3,274	-2,562	-2,507
Dividends	1,881	2,078	1,990	1,792	2,566
Capital	-67	89	65	-27	-152

	-1,148	-315	-1,219	-797	-93

Total	-867	489	-807	-280	1,608

Other loans, investments and advances
Portfolio investments	—	—	—	1	—
National governments including developing countries	684	219	2	196	-477
International organizations	61	-20	-228	42	-209
Provincial and territorial governments	-194	385	-963	-553	-60
Other	-1,827	-1,624	-1,239	341	-754

	-1,276	-1,040	-2,428	29	-1,500
Total loans, investments and advances	-2,143	-551	-3,235	-251	108
Allowance for valuation	-49	380	53	-312	616

Total loans, investments and advances after allowance for valuation	-2,192	-171	-3,182	-583	724

PENSIONS AND OTHER LIABILITIES
Public sector pensions	-1,213	-2,264	839	5,939	4,950
Other employee and veteran future benefits	564	612	1,667	216	555
Due to Canada Pension Plan	323	379	174	790	1,222
Other liabilities	712	262	231	239	552

Total pensions and other liabilities	386	-991	2,911	7,184	7,579

NON-FINANCIAL ASSETS
Tangible capital assets	-1,310	-1,510	434	-23	-1,332
Inventories	325	153	-333	-141	-150
Prepaid expenses	107	-264	-12	-12	-11

Total pensions and other liabilities	-878	-1,621	99	-176	-1,493

OTHER TRANSACTIONS
Tax receivables	2,008	2,967	-5,251	-1,483	-1,159
Other receivables	325	-239	550	169	-516
Provincial and territorial tax collection agreements accounts	-934	-1,139	-824	-1,402	1,267
Tax payables	-735	1,254	3,221	966	1,264
Other liabilities	-400	-5,612	2,393	-3,175	1,053

Total other transactions	264	-2,769	89	-4,925	1,909

FOREIGN EXCHANGE TRANSACTIONS
International reserves held in the Exchange Fund Account	3,818	-822	-9,215	-6,775	-3,657
International Monetary Fund — Subscriptions	-121	-7	-424	658	-4,854

	3,697	-829	-9,639	-6,117	-8,511
Less: International Monetary Fund — Notes payable	623	947	-835	634	-2,693
Special drawing rights allocations	-22	—	-28	75	-118

	601	947	-863	709	-2,811

Total other transactions	3,096	-1,776	-8,776	-6,826	-5,700

NET NON-BUDGETARY TRANSACTIONS	$676	$-7,328	$-8,869	$-5,306	$3,019

Source: Public Accounts of Canada 2003.

Unmatured Debt

The Government’s unmatured debt represents financial obligations resulting from the sale of marketable bonds, treasury bills, Canada Savings Bonds, Canada Premium Bonds, Canada Bills, and Canada Notes, as well as from non-marketable obligations issued to the Canada Pension Plan Investment Fund.

Borrowing is one of the two major sources of money available to the Government to finance its operations. The increase in unmatured debt payable in Canadian currency has been broadly consistent with changes in financial requirements. The changes in unmatured debt payable in foreign currency have been associated with developments in foreign exchange markets and related requirements to supplement foreign exchange reserves through foreign borrowing.

UNMATURED DEBT

(Principal Amount Outstanding)

		At March 31,
	At
	Sept. 30,
	2003	2003	2002	2001	2000	1999

	(in millions)
CANADIAN CURRENCY
Marketable bonds	$279,930	$286,290	$292,910	$293,879	$293,250	$294,914
Treasury bills	112,100	104,600	94,200	88,700	99,850	96,950
Canada Savings Bonds	15,610	16,084	18,928	21,410	23,876	25,791
Canada Premium Bonds	6,522	6,500	5,092	4,204	3,023	2,427
Obligations issued to Canada Pension Plan Investment Fund	3,356	3,369	3,386	3,403	3,427	4,063

Total Canadian currency	417,518	416,843	414,516	411,596	423,426	424,145

FOREIGN CURRENCY (1)
Canada Bills	2,599	2,603	3,355	7,228	6,008	10,171
Canada Notes	1,211	1,244	1,202	1,580	1,053	1,253
Euro Medium Term Note Program	3,039	3,215	2,933	3,417	4,038	4,884
Other marketable bonds (2)	13,363	14,420	19,629	20,488	21,317	19,581
Standby credit facilities	—	—	—	—	—	—

Total foreign currency	20,212	21,482	27,119	32,713	32,416	35,889

TOTAL UNMATURED DEBT	$437,730	$428,325	$441,635	$444,309	$455,842	$460,034

Source: Bank of Canada.

(1) Foreign currency debt is converted to Canadian dollars using the following closing exchange rate levels:

	At	At March 31,
	Sept. 30,
	2003	2003	2002	2001	2000	1999

	(in millions)
United States Dollar	1.3499	1,4678	1.5942	1.5763	1.4494	1.5087
British Pound	2.2466	2.3240	2.2716	2.2315	2.3089	2.4366
Danish Krone	0.2121	0.2158	0.1868	0.1852	0.1861	0.2193
Japanese Yen	0.01211	0.01244	0.01202	0.01249	0.0141	0.01275
New Zealand Dollar	0.8043	0.8142	0.7026	0.6370	0.7211	0.8073
Euro	1,5747	1.6037	1.3879	1.3837	1.3263	1.6313
Greek Drachma	—	—	—	0.004070	0.004160	0.004991
Hong Kong Dollar	—	—	—	0.202254	0.186669	0.1947
Norwegian Krone	0.1917	0.2018	0.1801	0.1718	0.1713	0.1954

(2)	Excludes Canada Notes and Euro Medium Term Notes. Other foreign currency marketable bonds are comprised of the following amounts (before conversion to Canadian dollars):

	At	At March 31,
	Sept. 30,
	2003	2003	2002	2001	2000	1999

	(in millions)
United States Dollars	7,216	7,312	10,312	11,000	12,500	10,500
New Zealand Dollars	500	500	500	500	500	500
Euro	2,045	2,045	2,045	2,045	2,045	2,045

Marketable bonds are interest-bearing obligations available to all investors generally. In the period April 1, 2003 to September 30, 2003 the Government issued an aggregate of $20,200 million of marketable bonds in Canadian currency and redeemed $26,560 million (including $11,882 million in repurchased and cancelled bonds), for a net decrease of $6,360 million. Treasury bills are obligations issued at a discount with maturities generally of three months, six months and one year. In the period April 1, 2003 to September 30, 2003 the amount of treasury bills outstanding increased by $7,500 million. Canada Savings Bonds are offered to individual Canadian residents and differ from other bonds in that they can be redeemed prior to maturity at the option of the holder for the full face value, plus accrued interest. In the period April 1, 2003 to September 30, 2003 the amount of unmatured Canada Savings Bonds outstanding decreased by $474 million. The Canada Premium Bond is a new retail investment and savings product introduced in 1998 and replaces the Canada Registered Retirement Savings Plan Bond (“Canada RRSP Bond”). It offers a higher interest rate compared to Canada Savings Bonds and is redeemable once a year, on the anniversary of the issue date and during the 30 days thereafter without penalty. In the period April 1, 2003 to September 30, 2003 the amount of unmatured Canada Premium Bonds outstanding increased by $22 million. Obligations issued to Canada Pension Plan Investment Fund are non-marketable. Canada Bills are short-term U.S. dollar-denominated unsecured obligations issued in the U.S. money market with a term to maturity of not more than 270 days. Canada Notes are usually U.S. dollar-denominated interest-bearing marketable notes that mature not less than nine months from their date of issue. The Euro Medium-Term Notes are medium-term notes issued outside the United States and Canada. Notes issued under this program can be denominated in a range of currencies and structured to meet investor demand. The other marketable bonds are comprised of 6 global bond issues and 4 Petro Canada bond issues assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited in U.S. dollars and other foreign currencies.

As part of the Government’s domestic interest rate swap program, outstanding fixed-rate Canadian dollar marketable bonds were converted into floating-rate Canadian dollar liabilities and as of September 30, 2003 $50 million remained outstanding. In the mid 1990s, Canada implemented an Exchange Fund Account foreign currency swap program. Under these foreign exchange swaps, Canadian dollar liabilities are swapped into liabilities in foreign currencies, allowing Canada to raise foreign exchange reserves cost effectively. As of September 30, 2003, $13,467 million of Canadian dollars have been swapped for U.S.$9,073 million, $11,624 million of Canadian dollars have been swapped for Euro 8,281 million and $111 million Canadian dollars have been swapped for ¥8 billion.

The average rates of interest paid on the unmatured debt outstanding by instrument are set out below.

AVERAGE RATES OF INTEREST

	At March 31,

	2003	2002	2001	2000	1999

Marketable bonds (1)	6.26%	6.61%	6.98%	7.21%	7.51%
Treasury bills	3.04	2.64	5.31	5.31	4.94
Canada Savings Bonds	3.43	3.23	5.42	5.13	4.28
Non-marketable bonds and notes (2)	10.14	10.16	10.10	10.04	9.39
Canada Bills	1.12	1.75	5.10	5.87	4.81
Foreign currency notes	2.36	2.46	4.15	4.95	4.70
Total Unmatured Debt	5.32	5.56	6.11	6.15	6.70

Source: Public Accounts of Canada 2003.

(1) Excludes Canada Notes and Euro Medium-Term Notes, but includes other foreign currency marketable bonds.

(2) Includes the bonds for the Canada Pension Plan and the notes for the Canada Health and Social Transfer Supplement.

The following table shows the scheduled repayments in respect of principal and interest on the marketable bonds and notes outstanding at September 30, 2003.

SCHEDULE OF MARKETABLE DEBT REPAYMENTS

(in millions)

	Total Principal and Interest

		Foreign
	Canadian	Currency
For years ended	Currency	Debt
December 31,	Debt(1)	(1)(2)(3)(4)

2003	16,607	187
2004	56,949	2,118
2005	45,747	2,696
2006	29,375	2,423
2007	30,384	889
2008-2012	113,066	9,331
2013-2017	38,736	—
2018-2022	31,416	—
2023-2027	46,048	—
2028-2032	25,209	—
2033-2037	12,512	—

Source: Bank of Canada.

(1) Excludes the effect of interest rate swaps and cross currency swaps.
(2) Includes Canada Notes and other foreign currency marketable bonds and notes.
(3) Converted at U.S. $1.00 = $1.3499, Japanese Yen 1.00 = $0.01211, British Pound 1.00 = $2.2466, Danish Krone 1.00 = $0.2121, New Zealand $1.00 = $0.8043, Norwegian Krone 1.00 = $0.1917 and Euro 1.00 = $1.5747, the closing rates on September 30, 2003.
(4) Excludes principal and interest payments on U.S. $215,719.000 of Petro Canada bond issues assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited.

Crown Corporations

Except for enterprise Crown corporations and other government business enterprises, which are reported under the modified equity basis of accounting, all Government organizations are consolidated in the financial statements. Only certain financial transactions between the Government and enterprise Crown corporations are recorded. All assets and liabilities of agent Crown corporations are, however, assets and liabilities of the Government.

The payment of all money borrowed by agent Crown corporations is a charge on and payable out of the Consolidated Revenue Fund. Such borrowings constitute unconditional obligations of the Government and are recorded as such in the accounts of Canada, net of borrowings expected to be repaid directly by these corporations. Borrowings to be repaid by enterprise Crown corporations and other government business enterprises amounted to $50,481 million as at March 31, 2003. The following table summarizes the unaudited financial information of consolidated and enterprise Crown corporations as at March 31, 2003.

FINANCIAL INFORMATION REGARDING CROWN CORPORATIONS

(in millions)

	Consolidated	Enterprise	Total

Assets
Total assets	$5,244	$123,449	$128,693

Liabilities
Liabilities to other than Government
Borrowings	—	53,460	53,460
Other	1,905	53,478	55,383

	1,905	106,937	108,843

Net assets	$3,339	$16,512	$19,850

Financial interest of the Government
Obligations to the Government	$243	$7,403	$7,646
Net equity of the Government	3,095	9,109	12,204

Total financial interest	$3,338	$16,512	$19,850

Contingent liabilities	$45	$2,800	$2,845

Source: Public Accounts of Canada 2003.

Contingent Liabilities (with Respect to Guarantees by the Government)

The contingent liabilities of the Government, with respect to guarantees by the Government as at March 31, 2003 are summarized as follows.

CONTINGENT LIABILITIES (WITH RESPECT TO NET EXPOSURE UNDER GUARANTEES)

(in millions)

Guarantees by the Government of
Borrowings by enterprise Crown corporations which are agents of Her Majesty	$46,342
Borrowings by other than Crown corporations
From agents	432
From other than agents	3,055
Other explicit loan guarantees	345
Insurance programs of the Government	2,533
Other explicit guarantees	7,451

Total gross guarantees	60,157
Less: allowance for losses	-3,802

Net exposure under guarantees	$56,355

Source: Public Accounts of Canada 2003.

Insurance Programs

Certain agent Crown corporations operate insurance programs. In the event that such corporations have insufficient funds to meet their obligations, the Government would provide the required financing through appropriations, either budgetary or non-budgetary.

The following table summarizes the unaudited information regarding such insurance programs as at March 31, 2003.

AGENT CROWN CORPORATIONS INSURANCE PROGRAMS

			5 year	Closing
			average	balance
	Insurance	Net	of net	of
	in force	claims (1)	claims	fund

	(in millions)
Canada Deposit Insurance Corporation	$362,872	$—	$—	$539
Canada Mortgage and Housing Corporation
Mortgage Insurance Fund	225,648	180	247	768
Mortgage-Backed Securities Guarantee Fund	46,214	—	—	98
Export Development Canada
Export insurance contracts entered into on its own behalf	11,219	101	85	—

Source: Public Accounts of Canada 2003.

(1) Refers to the difference between claims and amounts received from sales of related assets and other recoveries.

DEBT RECORD

Canada has always paid the full face amount of the principal and interest on every direct obligation issued by it and every indirect obligation on which it has been required to implement its guarantee, promptly when due. During war, where such payment would have violated laws or regulations forbidding trading with the enemy, payment was made to a custodian of enemy property.

MONETARY AND BANKING SYSTEM

Bank of Canada

The Bank of Canada (the “Bank”) was incorporated in 1934 under the Bank of Canada Act (in this sec-tion referred to as the “Act”) as Canada’s central bank. All of the capital stock of the Bank is owned by the Government. The Act gives the Bank the responsibility for the conduct of monetary policy and confers specific powers for discharging that responsibility.

The Bank has the sole right to issue paper money for circulation in Canada. The Bank acts as the fiscal agent for the Government. As fiscal agent, the Bank is responsible for handling new borrowings, administering the outstanding debt, and making payments on behalf of the Government for interest and debt redemption. As well, the Bank advises the Government on matters relating to managing the public debt. The Bank may buy or sell various types of securities, including securities issued or guaranteed by Canada or any province, short-term securities issued by the United Kingdom, and treasury bills or other obligations of the United States. The Bank may buy and sell foreign currencies, SDRs issued by the IMF, coin, and gold and silver bullion. The Bank may open accounts with other central banks and at the Bank for International Settlements (“BIS”) as well as maintain accounts in commercial banks to facilitate the buying and selling of foreign currencies. The Bank may accept deposits from the Government or any of its corporations or agencies, any province, any chartered bank or any member of the Canadian Payments Association. The Bank pays interest to the Government on deposits held at the Bank and may pay interest to member institutions of the Canadian Payments Association on deposits accepted for certain specified purposes. It may also accept deposits from other central banks and official international financial organizations and may pay interest on such deposits. The Bank does not accept deposits from individuals nor does it compete with the chartered banks in the commercial banking field. The Bank is not required to maintain gold or foreign exchange reserves against its liabilities.

The Bank may, on the pledge of certain classes of securities or property, make loans or advances for periods not exceeding six months to chartered banks, and to any other members of the Canadian Payments Association that maintain deposits with the Bank. The Bank Rate is the minimum rate at which the Bank is prepared to make loans or advances. Although the Bank has the power to make loans or advances under certain conditions and for limited periods to the Government or any province, such loans are extremely rare and no such loans have been made in over 35 years.

The framework for the implementation of monetary policy by the Bank was changed considerably on two occasions during the 1990s, first as a result of the phased elimination of reserve requirements between June 1992 and July 1994, and second, with the introduction of a real-time large-value settlement system (the “Large Value Transfer System” or “LVTS”) in February 1999.

The central mechanisms through which the Bank currently implements monetary policy are the LVTS and a 50-basis-point operating band for the overnight interest rate adopted by the Bank in mid 1994. Currently, the Bank sets the level of excess settlement balances in the LVTS at a minimum of $50 million. Any participant in the LVTS with a deficit funds position should therefore be aware that there will be one or more participants with offsetting surplus positions that are potential counterparties for transactions at market rates. The Bank encourages these transactions by paying an interest rate on positive balances held overnight by LVTS participants at the lower limit of its operating band and charging an interest rate on overdraft loans to LVTS participants at the upper limit of the band (which is also the Bank Rate). Thus the overnight rate will typically stay within the operating band since participants are aware that they can earn at least the lower limit of the band on positive balances and need not pay more than the upper limit to cover shortfalls. Moreover, the Bank is prepared to enter into overnight buyback transactions at the midpoint of the operating band to reinforce its target rate. Through its influence on the interest rate for overnight funds, the Bank is able to influence other short-term interest rates, the exchange rate, aggregate demand and, ultimately, inflation.

The Bank controls the level of settlement balances available to financial institutions by adjusting the level of Government deposits held at the financial institutions which settle through the Bank. Prior to the introduction of LVTS, this adjustment was done by means of a daily transfer of Government demand deposits between the Government’s accounts at the Bank and at the financial institutions. Since LVTS, this adjustment has been accomplished through twice-daily auctions of Government term deposits.

The Act provides for regular consultation between the Governor of the Bank and the Minister of Finance as well as for a formal procedure whereby, in the event of a disagreement between the Government and the Bank which cannot be resolved, the Government may issue a directive to the Bank as to the monetary policy that it is to follow. The directive must be in writing, in specific terms, applicable for a specified period and published forthwith. This provision in the Act makes it clear that the Government must take the ultimate responsibility for monetary policy, but the Bank is in no way relieved of its responsibility for monetary policy and its execution so long as a directive is not in effect. No directive has ever been issued.

The Payment Clearing and Settlement Act, 1996 gives the Bank formal responsibility for the regulatory oversight of major clearing and settlement systems. Specifically, the Bank will review all eligible systems and identify their potential to cause systemic risk. Systems with this potential are subject to designation under the Payment Clearing and Settlement Act, 1996. Designated systems will have to satisfy the Bank that they have appropriate risk-control mechanisms in place. The Bank may carry out examinations and, in situations where it is judged that systemic risk is being inadequately controlled, the Governor of the Bank may issue directives to a designated system.

The Payment Clearing and Settlement Act, 1996 also gives the Bank new powers to provide certain services. In particular, the Bank can provide a guarantee of settlement to the participants of designated systems.

Other Government Financial Institutions

Export Development Canada (“EDC”) was established on October 1, 1969 for the purpose of facilitating and developing trade between Canada and other countries. EDC is the successor to the Export Credits Insurance Corporation which commenced operations in 1944. Activities were originally limited to insuring Canadian exporters against nonpayments of credits extended to foreign buyers. To further enhance Canada’s growing export trade, EDC has introduced an export loans program, a foreign investment guarantees program and a surety risk protection insurance program. The Federal Business Development Bank was established in 1975 as the successor to the Industrial Development Bank which was established in 1944 as a subsidiary of the Bank of Canada. In 1995, the Federal Business Development Bank was continued as the Business Development Bank of Canada (“BDC”). The purpose of the BDC is to provide financial and management services to small and medium-sized businesses in Canada. The Canada Deposit Insurance Corporation, established in 1967, insures deposits payable in Canada and in Canadian currency at banks and other financial institutions up to $60,000 per depositor. Farm Credit Canada was established in 1959 to provide for the extension of long-term mortgage credit to farmers. The Canada Mortgage and Housing Corporation (formerly the Central Mortgage and Housing Corporation) was incorporated in 1945 to insure mortgage loans made by approved lenders and to make direct mortgage loans.

Chartered Banks

Canada’s banks are all federally incorporated and are regulated under the Bank Act. The Bank Act sets out the rules for the structure and operation of these institutions. It is the current practice in Canada to revise the Bank Act after intervals of approximately five years with the most recent revision taking place in 2001 (see Financial Sector Restructuring below). The Office of the Superintendent of Financial Institutions is the federal agency responsible for supervising banks.

Under the Bank Act, foreign banks are permitted to incorporate subsidiaries by letters patent. In June 1999, legislation was passed to allow foreign banks to establish specialized, commercially focused branches in Canada. Foreign banks can operate full service branches and lending branches. In November

2003, the banking system consisted of 18 domestic banks, 31 foreign bank subsidiaries, 18 full-service foreign bank branches and 4 foreign bank lending branches.

Financial Sector Restructuring

On June 14, 2001, Royal Assent was given to Bill C-8, An Act to establish the Financial Consumer Agency of Canada and to amend certain Acts in relation to financial institutions. Bill C-8, which amended various federal financial sector statutes, reformed Canada’s financial services sector, which includes domestic and foreign banks, trust companies, insurance companies, credit unions and other financial institutions.

Some of the key elements contained in Bill C-8, as well as the measures being implemented by non-legislative means such as guidelines and statements of government policy that compliment the legislation, include: a new definition of widely held ownership for federal financial institutions that allows for strategic alliances and joint ventures with significant share exchanges; a new holding company regime which offers financial institutions the potential for greater structural flexibility; a bank merger review process with a formal mechanism for public input; broader access to the payments system to accommodate the entry of life insurance companies, securities dealers and money market mutual funds that meet certain criteria, including regulatory oversight and liquidity; and the creation of the Financial Consumer Agency of Canada to enforce the consumer-related provisions of the federal financial institution statutes.

Monetary Policy and Interest Rate Developments

The ultimate objective of Canadian monetary policy is to promote good overall economic performance through price stability.

In February 1991, the Government and the Bank of Canada (the “Bank”) jointly announced a series of targets for reducing total CPI inflation to the mid-point of a range of 1% to 3% by the end of 1995. This inflation-control target range has been extended a number of times. In May 2001 the 1% to 3% target range was extended to the end of 2006. Monetary policy will continue to aim at keeping future inflation at the 2% target mid-point of this range, both to maximize the likelihood that inflation stays within the target range and to increase the predictability of inflation over the longer term.

The policy instrument the Bank uses to influence monetary conditions is the overnight rate target, which is the mid-point of the Bank’s operating band for overnight financing. The Bank constantly reassesses the level of the overnight rate target necessary to achieve the inflation-control targets.

Since the Fall of 2000, the Bank has moved to fixed announcement dates for the overnight rate target to make monetary policy more effective. Fixed dates have reduced the uncertainty in financial markets associated with not knowing exactly when changes in the overnight rate target may be announced, and contributed to the improved functioning of financial markets. Fixed dates have provided a regular opportunity to emphasize the medium-term perspective of monetary policy and increased the Bank’s transparency, accountability and dialogue with the public.

After increasing its target for the overnight interest rate 3 times in 2002, the Bank of Canada paused for the later part of 2002 and into 2003, citing increased global financial market uncertainty and the unsettled geopolitical situation. The rate increases resumed in March of 2003 as the rate of inflation started to rise above the Bank’s inflation-control target range. The Bank raised the target for the overnight rate once more by 25 basis points on April 15, 2003 to 3.25%.

Since that time, the inflation rate has fallen into the Bank’s inflation-control target range once again. In response to the development, as well as uncertainty about growth prospects for the U.S. economy, the Bank of Canada lowered the target for the overnight rate by 25 basis points on each of the July 15, 2003 and September 3, 2003 fixed announcement dates.

The Bank announced no change in the target rate on its October 15 and December 2 fixed announcement dates. The Bank stated that there is uncertainty about the extent to which the appreciation of the Canadian dollar will offset the effects of stronger world demand for Canadian goods and services, and whether the amount of monetary stimulus currently in the economy will support an increase in business investment and household spending sufficient to close the output gap by early 2005. In light of the currently available information, the bank decided to leave the target for the overnight rate unchanged at 2.75%.

Membership in International Economic Organizations

As of December 31, 2002, Canada’s paid-up quota in the IMF is currently SDR 6,369.2 million. On December 31, 2002 one SDR equalled Cdn $2.00147.

Canada also participates in the General Arrangements to Borrow (the ”GAB”) and the New Arrangements to Borrow (the “NAB”) which provide special financial resources to the IMF. Canada’s total commitment under the GAB and the NAB amount to SDR 1,396.0 million. As of December 31, 2002 there were no loans outstanding to the IMF under the GAB and the NAB.

Canada is also a member of the Organization for Economic Cooperation and Development, a party to the World Trade Organization and a shareholder (through the Bank of Canada) of the BIS. Canada’s participation in other international development institutions is summarized in the table below.

PARTICIPATION IN OTHER INTERNATIONAL DEVELOPMENT INSTITUTIONS

	At December 31, 2002

	Subscription		Cumulative Contributions
			to Special
	Total	Paid-in(1)	Development Funds(2)

			(in millions of
	(in millions of		U.S. dollars
	U.S. dollars)		unless otherwise
			indicated)
International Bank for Reconstruction and Development	$5,403.8	$334.9	—
International Development Association (“IDA”)	—	—	C$5,974.2
International Finance Corporation	81.3	81.3	—
Multilateral Investment Guarantee Agency	56.5	10.7	—
Asian Development Bank	2,994.0	153.2	1,043.8
Inter-American Development Bank	4,042.2	176.2	284.4
Caribbean Development Bank	62.7	13.7	118.3
African Development Bank	872.7	71.1	872.7
European Bank for Reconstruction and Development	223.5	134.1	—

Source: Department of Finance; Annual Reports of Regional Development Banks
(1) Balance of subscription payable only in the unlikely event that there is a call on the institution’s capital.
(2) Special Development Funds provide loans to the poorest countries on highly concessional terms. Cumulative contributions reflect encashments of existing notes. Canada also has additional future obligations for notes that have been issued and not yet encashed. Payments to concessional funds have been converted from Canadian into U.S. dollars and therefore reflect end-of-year exchange rates.

TABLES AND SUPPLEMENTARY INFORMATION

The tables and supplementary information under the headings Unmatured Debt, Other Obligations (with Respect to Money Borrowed) and Supplementary Information have been provided by the Department of Finance and the Bank of Canada.

Unmatured Debt

All debt obligations listed below are direct obligations of the Government of Canada and constitute a charge on the Consolidated Revenue Fund of Canada.

(A) PAYABLE IN CANADA IN CANADIAN DOLLARS

MARKETABLE BONDS(1)

				Outstanding at
Maturity date	Coupon %	Issue date(s)	Series	September 30, 2003

Maturing in 2003-04
Oct. 1	9 1/2	Aug. 15/78 and Oct. 1/78	J18	$452,407,000
Dec. 1	5	June 15/01 and Aug. 31/01	XF65	964,633,000
Dec. 1	7 1/2	May 21/93 and July 1/93 and Aug. 16/93 and Sept. 28/93 and Nov. 15/93	A61	8,283,027,000
2004 — Feb. 1	10 1/4	Feb. 1/79 and Mar. 15/79 and Mar. 21/79 and Aug. 15/79	J24	929,244,000 (2)

				10,629,311,000

Maturing in 2004-05
2004 — June 1	3 1/2	Nov. 30/01 and Mar. 8/02	XK50	6,664,353,000
June 1	6 1/2	Jan. 14/94 and Feb. 15/94 and Apr. 1/94 and May 15/94	A72	7,810,647,000
June 1	13 1/2	Apr. 1/84 and May 1/84	H22	541,000,000
Sept. 1	5	Mar. 1/99 and June 1/99 and Aug. 16/99 and Oct. 1/99	WU42	10,377,054,000
Oct. 1	10 1/2	Oct. 1/79 and Dec. 15/87	J30	273,560,000
Dec. 1	4 1/4	May 31/02 and Aug. 30/02	XL34	6,500,000,000
Dec. 1	9	July 15/94 and Aug. 15/94 and Nov. 15/94 and Feb. 15/95	A75	7,700,000,000
2005 — Mar. 1	12	Oct. 15/83 and Nov. 8/83 and Dec. 15/83 and Feb. 1/84 and Feb. 21/84 and Dec. 15/84	H9	496,195,000

				40,362,809,000

Maturing in 2005-06
2005 — June 1	3 1/2	Nov. 29/02 and Feb. 3/03 and Mar. 7/03 and May 16/03	XP48	7,800,000,000
Sept. 1	6	Nov. 15/99 and Feb. 15/00 and May 15/00 and Aug. 15/00	WY63	10,524,396,000
Sept. 1	12 1/4	Aug. 1/83 and Sept. 1/83 and Sept. 27/83 and Apr. 10/85	H6	1,036,955,000
Dec. 1	3	June 13/03 and Aug. 1/03 and Sept. 19/03	XR04	5,500,000,000
Dec. 1	8 3/4	Apr. 3/95 and May 15/95 and Aug. 15/95 and Nov. 15/95	A79	6,373,468,000
2006 — Mar. 1	12 1/2	Mar. 13/84 and Nov. 14/84 and Mar. 19/85	H18	274,014,000

				31,508,833,000

Maturing in 2006-07
2006 — Sept. 1	5 3/4	Nov. 14/00 and Feb. 12/01 and June 4/01 and Aug. 20/01	XD18	10,000,000,000
Oct. 1	14	June 1/84 and July 11/84 and Aug. 1/84	H26	771,352,000
Dec. 1	7	Feb. 15/96 and Mar. 29/96 and May 15/96 and Aug. 15/96	VU50	5,978,215,000
2007 — Mar. 1	13 3/4	June 19/84	H30	196,738,000

				16,946,305,000

Maturing in 2007-08
2007 — June 1	7 1/4	Oct. 1/96 and Nov. 15/96 and Feb. 17/97 and May 15/97	WB60	8,392,567,000
Sep. 1	4 1/2	Nov. 19/01 and Feb. 18/02 and May 21/02 and July 22/02 and Aug. 19/02	XJ87	10,400,000,000
Oct. 1	13	Aug. 22/84 and Sept. 12/84	H36	479,444,000
2008 — Mar. 1	12 3/4	Oct. 1/84 and Oct. 24/84	H41	616,342,000

				19,888,353,000

Unmatured Debt (Continued)

				Outstanding at
Maturity date	Coupon %	Issue date(s)	Series	September 30, 2003

Maturing in 2008-09
2008 — June 1	6	Aug. 15/97 and Nov. 17/97 and Feb. 16/98 and May 15/98	WH31	$8,218,747,000
June 1	10	Dec. 15/85 and Sept. 1/87 and Feb. 1/88 and Apr. 14/88 and June 1/88 and July 21/88 and Oct. 15/88 and Dec. 15/88 and Feb. 23/89 and June 1/89	H74	3,250,854,000
Sept. 1	4 1/2	Nov. 18/02 and Dec. 23/02 and Feb. 24/03 and Mar. 31/03 and Apr. 29/03 and June 2/03 and July 21/03 and Sept. 2/03	XN99	11,000,000,000
Oct. 1	11 3/4	Feb. 1/85 and May 1/85	H52	411,087,000
2009 — Mar. 1	11 1/2	May 22/85	H58	203,130,000

				23,083,818,000

Maturing in 2009-10
2009 — June 1	5 1/2	Aug. 17/98 and Nov. 16/98 and Feb. 15/99 and May 17/99	WR13	9,365,000,000
June 1	11	Oct. 1/85 and Oct. 23/85 and Oct. 15/87	H68	668,956,000
Oct. 1	10 3/4	June 12/85 and July 1/85 and Sept. 1/85 and Sept. 1/88	H63	272,403,000
2010 — Mar. 1	9 3/4	Mar. 15/86	H79	88,834,000

				10,395,193,000

Maturing in 2010-11
2010 — June 1	5 1/2	Aug. 3/99 and Nov. 1/99 and Feb. 1/00 and Mar. 20/00	WX80	10,330,000,000
June 1	9 1/2	Apr. 10/86 and July 1/87 and July 1/89 and Aug. 10/89 and Oct. 1/89 and Dec. 15/89 and Feb. 1/90	H81	2,472,565,000
Oct. 1	8 3/4	Apr. 28/86	H85	132,149,000
2011 — Mar. 1	9	July 3/86 and Sept. 2/86 and Oct. 23/86 and Dec. 15/86 and May 1/87 and Mar. 15/88	H87	640,418,000

				13,575,132,000

Maturing in 2011-12
2011 — June 1	6	May 1/00 and Aug. 1/00 and Oct. 30/00 and Jan. 29/01 and May 7/01 and July 30/01	XB51	15,000,000,000
	8 1/2	Feb. 19/87 and Mar. 15/87	H98	669,390,000

				15,669,390,000

Maturing in 2012-13
2012 — June 1	5 1/4	Oct 29/01 and Feb. 11/02, April 22/02 and June 25/02 and Aug. 6/02 and Sept. 30/02 and Oct. 15/02	XH22	11,600,000,000

Maturing in 2013-14
2013 — June 1	5 1/4	Nov. 4/02 and Dec. 16/02 and Feb. 10/03 and March 24/03 and May 12/03 and June 25/03 and Aug. 11/03 and Sept. 30/03	XM17	12,000,000,000

Maturing in 2014-15
2014 — Mar. 15	10 1/4	Mar. 15/89 and Mar. 30/89 and Mar. 15/90 and July 1/90 and Aug. 1/90 and Feb. 21/91	A23	1,921,566,000

Maturing in 2015-16
2015 — June 1	11 1/4	May 1/90 and May 31/90 and Oct. 1/90 and Nov. 15/90	A34	708,164,000

Maturing in 2020-21
2021 — Mar. 15	10 1/2	Dec. 15/90 and Jan. 9/91 and Feb. 1/91	A39	1,196,458,000

Maturing in 2021-22
2021 — June 1	9 3/4	May 9/91 and June 1/91 and July 1/91 and Aug. 1/91 and Sept. 1/91 and Oct. 17/91	A43	1,722,012,000
Dec. 1	4 1/4	Dec. 10/91 and Oct. 14/92 and May 1/93 and Dec. 1/93 and Feb. 22/94 and June 21/94 and Sept. 15/94 and Dec. 15/94 and Feb. 2/95 and May 8/95 and Aug. 4/95	L25	5,175,000,000 (3)

				6,897,012,000

Maturing in 2022-23
2022 — June 1	9 1/4	Dec. 15/91 and Jan. 3/92 and May 15/92	A49	719,496,000

Maturing in 2023-24
2023 — June 1	8	Aug. 17/92 and Feb. 1/93 and Apr. 1/93 and July 26/93 and Oct. 15/93 and Feb. 1/94 and May 2/94	A55	7,896,642,000

Unmatured Debt (Continued)

				Outstanding at
Maturity date	Coupon %	Issue date(s)	Series	September 30, 2003

Maturing in
2025-26
2025 — June 1	9	Aug. 2/94 and Nov. 1/94 and Feb. 1/95 and May 1/95 and Aug. 1/95 and Nov. 1/95 and Feb. 1/96	A76	$8,625,103,000

Maturing in
2026-27
2026 — Dec. 1	4 1/4	Dec. 7/95 and Mar. 6/96 and June 6/96 and Sept. 6/96 and Dec. 6/96 and Mar. 12/97 and June 9/97 and Sept. 8/97 and Dec. 8/97 and Mar. 9/98 and June 8/98 and Sept. 8/98 and Dec. 7/98	VS05	5,250,000,000	(3)

Maturing in
2027-28
2027 — June 1	8	May 1/96 and Aug. 1/96 and Nov. 1/96 and Feb. 3/97 and May 1/97 and Aug. 1/97 and Nov. 3/97	VW17	9,256,126,000

Maturing in
2029-30
2029 — June 1	5 3/4	Feb. 2/98 and May 1/98 and Nov. 2/98 and May 3/99 and Oct. 15/99 and Apr. 24/00 and Oct. 16/00 and Apr. 23/01	WL43	13,900,000,000

Maturing in
2031-32
2031 — Dec. 1	4	Mar. 8/99 and June 8/99 and Sept. 7/99 and Dec. 6/99 and Mar. 6/00 and June 5/00 and Sept. 5/00 and Dec. 11/00 and Mar. 5/01 and June 11/01 and Sept. 24/01 and Dec. 10/01 and Mar. 18/02 and June 10/02 and Sept. 16/02, Mar. 17/03	WV25	5,800,000,000	(3)

Maturing in
2033-34
2033 — June 1	5 3/4	Oct. 15/01 and Jan. 21/02 and Mar. 4/02 and May 6/02 and July 15/02 and Nov. 25/02 and Jan. 20/03 and Mar. 3/03 and Apr. 14/03 and July 14/03 and Aug. 25/03	XG49	11,400,000,000

Maturing in
2035-36
2036 — Dec. 1	3	June 9/03 and Sept. 15/03	XQ21	700,000,000	(3)

TOTAL MARKETABLE BONDS PAYABLE IN CANADIAN DOLLARS				279,929,711,000

CANADA SAVINGS BONDS

		Annual
Series	Maturity date	Coupons %	Issue date

S46	2003 — Nov. 1	1.80 – 7.50	1991 — Nov. 1	$1,525,877,554
S47	2004 — Nov. 1	1.80 – 7.50	1992 — Nov. 1	1,807,984,747
S48	2005 — Nov. 1	1.80 – 7.50	1993 — Nov. 1	1,126,560,974
S49	2006 — Nov. 1	1.80 – 7.50	1994 — Nov. 1	1,533,760,314
S50	2007 — Nov. 1	1.80 – 6.75	1995 — Nov. 1	1,040,335,096
S51	2008 — Nov. 1	3.00 – 8.75	1996 — Nov. 1	2,433,730,807
S52	2007 — Nov. 1	3.41 – 6.50	1997 — Nov. 1	2,385,087,428
S53	2007 — Dec. 1	3.50 – 6.50	1997 — Dec. 1	12,526,744
S54	2008 — Nov. 1	1.80 – 4.85	1998 — Nov. 1	725,096,983
S55	2008 — Dec. 1	1.55 – 4.85	1998 — Dec. 1	55,954,474
S56	2009 — Jan. 1	1.35 – 4.85	1999 — Jan. 1	10,185,984
S57	2009 — Feb. 1	1.35 – 4.60	1999 — Feb. 1	6,708,856
S58	2009 — Mar. 1	1.30 – 4.75	1999 — Mar. 1	11,866,601
S59	2009 — Apr. 1	1.30 – 4.75	1999 — Apr. 1	8,905,301
S60	2009 — Nov. 1	1.80 – 4.85	1999 — Nov. 1	377,234,556
S61	2009 — Dec. 1	1.55 – 4.85	1999 — Dec. 1	42,199,737
S62	2010 — Jan. 1	1.35 – 4.85	2000 — Jan. 1	14,042,545
S63	2010 — Feb. 1	1.35 – 4.60	2000 — Feb. 1	10,123,954
S64	2010 — Mar. 1	1.30 – 4.75	2000 — Mar. 1	16,079,391
S65	2010 — Apr. 1	1.30 – 4.75	2000 — Apr. 1	19,498,077
S66	2010 — Nov. 1	1.80 – 4.85	2000 — Nov. 1	408,359,536
S67	2010 — Dec. 1	1.55 – 4.85	2000 — Dec. 1	31,005,877
S68	2011 — Jan. 1	1.35 – 4.85	2001 — Jan. 1	15,895,376
S69	2011 — Feb. 1	1.35 – 4.40	2001 — Feb. 1	13,964,406
S70	2011 — Mar. 1	1.30 – 4.00	2001 — Mar. 1	12,130,898
S71	2011 — Apr. 1	1.30 – 4.00	2001 — Apr. 1	7,791,411

Unmatured Debt (Continued)

		Annual
Series	Maturity date	Coupons %	Issue date

S72	2011 — Nov. 1	1.80 – 2.00	2001 — Nov. 1	$615,318,924
S73	2011 — Dec. 1	1.55 – 2.00	2001 — Dec. 1	29,326,433
S74	2012 — Jan. 1	1.35 – 2.00	2002 — Jan. 1	6,829,822
S75	2012 — Feb. 1	1.35 – 2.00	2002 — Feb. 1	6,006,925
S76	2012 — Mar. 1	1.30 – 4.00	2002 — Mar. 1	21,519,248
S77	2012 — Apr. 1	1.30 – 4.00	2002 — Apr. 1	14,835,001
S78	2012 — Nov. 1	2.00 – 1.75	2002 — Nov. 1	1,139,978,055
S79	2012 — Dec. 1	2.00 – 1.65	2002 — Dec. 1	48,792,786
S80	2013 — Jan. 1	2.00 –	2003 — Jan. 1	16,523,380
S81	2013 — Feb. 1	2.00 –	2003 — Feb. 1	13,863,070
S82	2013 — Mar. 1	2.00 –	2003 — Mar. 1	22,434,992
S83	2013 — Apr. 1	2.00 –	2003 — Apr. 1	22,262,809

				$15,610,599,072	(4)

CANADA PREMIUM BONDS

		Annual
Series	Maturity date	Coupons %	Issue date

P1	2007 — Mar. 1 or Apr. 1	2.75 – 8.50	1997 — Mar. 1 or Apr. 1	$77,632,459
P2	2008 — Mar. 1 or Apr. 1	4.00 – 4.75	1998 — Mar. 1 or Apr. 1	17,605,954
P3	2008 — Nov. 1	2.30 – 5.00	1998 — Nov. 1	1,183,334,104
P4	2008 — Dec. 1	2.00 – 4.50	1998 — Dec. 1	106,627,632
P5	2009 — Jan. 1	2.00 – 4.50	1999 — Jan. 1	21,237,654
P6	2009 — Feb. 1	2.00 – 4.75	1999 — Feb. 1	18,558,986
P7	2009 — Mar. 1	2.00 – 6.00	1999 — Mar. 1	63,683,889
P8	2009 — Apr. 1	2.00 – 6.00	1999 — Apr. 1	51,054,983
P9	2009 — Nov. 1	2.50 – 6.00	1999 — Nov. 1	421,901,461
P10	2009 — Dec. 1	2.50 – 6.00	1999 — Dec. 1	122,539,911
P11	2010 — Jan. 1	2.50 – 6.00	2000 — Jan. 1	38,763,169
P12	2010 — Feb. 1	2.50 – 6.00	2000 — Feb. 1	31,786,595
P13	2010 — Mar. 1	2.50 – 6.25	2000 — Mar. 1	70,382,061
P14	2010 — Apr. 1	2.50 – 6.25	2000 — Apr. 1	94,611,861
P15	2010 — Nov. 1	2.45 – 5.90	2000 — Nov. 1	676,792,460
P16	2010 — Dec. 1	2.35 – 5.90	2000 — Dec. 1	132,441,009
P17	2011 — Jan. 1	5.50 – 5.90	2001 — Jan. 1	171,171,442
P18	2011 — Feb. 1	5.25 – 5.75	2001 — Feb. 1	411,903,739
P19	2011 — Mar. 1	4.35 – 4.55	2001 — Mar. 1	36,672,536
P20	2011 — Apr. 1	4.35 – 4.55	2001 — Apr. 1	54,295,253
P21	2011 — Nov. 1	2.30 – 4.00	2001 — Nov. 1	700,250,413
P22	2011 — Dec. 1	2.00 – 4.00	2001 — Dec. 1	90,517,331
P23	2012 — Jan. 1	2.00 – 3.50	2002 — Jan. 1	24,716,013
P24	2012 — Feb. 1	2.00 – 3.50	2002 — Feb. 1	24,418,589
P25	2012 — Mar. 1	2.00 – 6.00	2002 — Mar. 1	103,199,064
P26	2012 — Apr. 1	2.00 – 6.00	2002 — Apr. 1	49,875,026
P27	2012 — Nov. 1	2.50 – 6.00	2002 — Nov. 1	1,211,702,783
P28	2012 — Dec. 1	2.50 – 6.00	2002 — Dec. 1	243,360,712
P29	2013 — Jan. 1	2.50 – 6.00	2003 — Jan. 1	95,137,886
P30	2013 — Feb. 1	2.50 – 6.00	2003 — Feb. 1	16,275,013
P33	2013 — Feb. 1	2.50 – 5.00	2003 — Feb. 1	34,475,375
P31	2013 — Mar. 1	2.50 – 5.00	2003 — Mar. 1	68,204,979
P32	2013 — Apr. 1	2.50 – 5.00	2003 — Apr. 1	57,709,370

				$6,522,839,712	(5)

Unmatured Debt (Continued)

OBLIGATIONS ISSUED TO CANADA PENSION PLAN INVESTMENT FUND

			Outstanding at
Maturity date(s)	Coupon %	Issue date(s)	September 30, 2003

Various maturity dates from Oct. 3, 2003 to July 2, 2012	7.92 to 14.06	Various issue dates from Oct. 3, 1983 to Jul. 2, 1992 (long term)	$3,356,487,700 (6)

TREASURY BILLS

Maturity date(s)	Yield %	Issue dates

Various maturity dates from Oct. 9, 2003 to Sept. 9, 2004	2.592 to 3.658	Various issue dates from Oct. 10, 2002 to Sept. 25, 2003	102,200,000,000

TOTAL UNMATURED DEBT PAYABLE IN CANADIAN DOLLARS			407,619,637,481

(B) PAYABLE IN FOREIGN CURRENCY (1)(7)

CANADA BILLS

Maturity date	Yield %	Original issue amount	Issue dates

Various maturity dates	0.793 to	U.S. $1,925,113,000	Various issue dates
from Oct. 1, 2003	1.096		from Apr. 4, 2003
to Apr. 1, 2004			to Sept. 30, 2003	2,598,710,039

CANADA NOTES

Maturity date	Coupon %	Original issue amount	Issue date

2006 — Mar. 20	0.70	JPY 50,000,000,000	Mar. 22, 2001	605,500,000
2009 — Mar. 23	1.90	JPY 50,000,000,000	Mar. 23, 1999	605,500,000

Total				1,211,000,000

EURO MEDIUM TERM NOTES

Maturity date	Coupon %	Original issue amount		Issue date

2004 — Nov. 26	6 1/4	GBP 300,000,000	(8)	Mar. 26, 1998	673,980,000
Nov. 26	6 1/4	GBP 200,000,000	(8)	Oct. 30, 1998	449,320,000
Nov. 30	5.4	NOK 700,000,000	(8)	Mar. 22, 1999	134,190,000
Dec. 22	5 3/4	DKK 500,000,000	(8)	Dec. 22, 1997	106,050,000
2007 — Nov. 19	4	U.S. $ 30,000,000		Nov. 19, 1997	40,497,000
2008 — Jan. 31	3.30 (9)	JPY 5,000,000,000	(8)	July 30, 1997	60,550,000
2009 — Apr. 28	4 1/2	EUR 609,796,069	(10)	Nov. 12, 1998	960,245,870
Apr. 28	4 1/2	EUR 390,203,931	(11)	Mar. 30, 1999	614,454,130

Total					3,039,287,000

OTHER MARKETABLE BONDS PAYABLE IN FOREIGN CURRENCIES

		Original amount at		Issue or
Maturity date	Coupon %	issue or assumption		assumption date

2004 — Nov. 30	6 3/8	U.S. $2,000,000,000		Nov. 30, 1999	2,699,800,000
2005 — July 21	6 3/8	U.S. $1,500,000,000		July 21, 1995	2,024,850,000
2006 — Aug. 28	6 3/4	U.S. $1,000,000,000		Aug. 28, 1996	1,349,900,000
2007 — Oct. 3	6 5/8	N.Z. $ 500,000,000	(8)	Oct. 3, 1997	402,150,000
2008 — July 7	4 7/8	EUR 2,045,167,525	(12)	July 7, 1998	3,220,525,301
Nov. 5	5 1/4	U.S. $2,500,000,000		Nov. 5, 1998	3,374,750,000
2010 — Jan. 15	8.60	U.S. $ 157,895,000	(13)	Feb. 5, 2001	213,142,461
2016 — Dec. 15	8 1/4	U.S. $ 38,244,000	(13)	Feb. 5, 2001	51,625,576
2018 — June 30	9.70	U.S. $ 16,080,000	(13)	Feb. 5, 2001	21,706,392
2019 — June 1	8.80	U.S. $ 3,500,000	(13)	Feb. 5, 2001	4,724,650

Total					13,363,174,380

BANK LOANS PAYABLE IN U.S. DOLLARS					—	(14)

TOTAL UNMATURED DEBT PAYABLE IN FOREIGN CURRENCY					20,212,171,419

TOTAL UNMATURED DEBT					$427,831,808,900

Unmatured Debt (Continued)

(C) DOMESTIC INTEREST RATE SWAPS

For the bond issue listed below, part of the Government’s fixed-rate Canadian dollar liability has been swapped into a floating-rate Canadian dollar liability which is based on the 3-month Canadian dollar Bankers’ Acceptance rate.

Maturity date	Coupon %	Notional amount

2004 — Feb. 1	10 1/4	$50,000,000

Total		$50,000,000

(D) CROSS CURRENCY SWAPS

For the cross currency swaps listed below, the Government’s Canadian dollar liability has been swapped into a U.S. dollar liability.

	Canadian dollar liability		U.S. dollar liability

Maturity date	Coupon %	Notional amount	Basis	Notional amount

2003 — Oct. 1	4.7130	$100,633,000	3 month LIBOR	U.S.$ 65,000,000
Nov. 30	3 month TB	146,600,000	LIBOR based (15)	100,000,000
Dec. 1	4.6500	99,775,000	3 month LIBOR	65,000,000
Dec. 1	4.7100	100,197,500	3 month LIBOR	65,000,000
Dec. 1	4.7670	100,327,500	3 month LIBOR	65,000,000
Dec. 1	5.5085	501,312,500	3 month LIBOR	325,000,000
2004 — Feb. 1	4.7550	150,860,000	3 month LIBOR	100,000,000
Feb. 1	4.7809	113,452,500	3 month LIBOR	75,000,000
Feb. 1	4.8406	153,050,000	3 month LIBOR	100,000,000
Feb. 1	4.8740	75,645,000	3 month LIBOR	50,000,000
Feb. 1	4.9177	150,600,000	3 month LIBOR	100,000,000
Feb. 1	4.9270	74,680,000	3 month LIBOR	50,000,000
Feb. 1	4.9318	74,450,000	3 month LIBOR	50,000,000
Mar. 30	3 month TB	151,330,000	LIBOR based (15)	100,000,000
June 1	4.7520	74,850,000	3 month LIBOR	50,000,000
June 1	4.9493	72,530,000	3 month LIBOR	50,000,000
June 1	5.0180	151,240,000	3 month LIBOR	100,000,000
June 1	5.1918	151,700,000	3 month LIBOR	100,000,000
June 1	5.2100	76,050,000	3 month LIBOR	50,000,000
Oct. 1	4.8386	112,800,000	3 month LIBOR	75,000,000
Oct. 1	5.3459	76,330,000	3 month LIBOR	50,000,000
Oct. 1	5.9790	74,200,000	3 month LIBOR	55,100,000
Oct. 1	6.0620	162,000,000	3 month LIBOR	110,500,000
Nov. 23	3 month BA	154,900,000	3 month LIBOR	100,000,000
2005 — Mar. 1	4.9280	98,254,000	3 month LIBOR	65,000,000
Mar. 1	5.2069	359,500,000	3 month LIBOR	250,000,000
Mar. 1	5.2230	354,250,000	Fixed	250,000,000
Sept. 1	5.4072	151,580,000	3 month LIBOR	100,000,000
Nov. 23	3 month BA	232,350,000	3 month LIBOR	150,000,000
Dec. 1	4.6570	76,900,000	3 month LIBOR	50,000,000
Dec. 1	4.8175	77,125,000	3 month LIBOR	50,000,000
Dec. 1	4.84177	75,725,000	3 month LIBOR	50,000,000
Dec. 1	6.4980	70,400,000	3 month LIBOR	54,050,000
Dec. 1	7.5800	681,350,000	Fixed	500,000,000
2006 — Mar. 1	4.7815	74,685,000	3 month LIBOR	50,000,000
Mar. 1	5.9720	70,560,000	3 month LIBOR	53,975,000
Oct. 1	4.8488	76,525,000	3 month LIBOR	50,000,000
Oct. 1	4.8801	75,460,000	3 month LIBOR	50,000,000
Oct. 30	3 month BA	384,375,000	3 month LIBOR	250,000,000
Nov. 23	3 month BA	232,350,000	3 month LIBOR	150,000,000
Dec. 1	6.0750	74,125,000	3 month LIBOR	54,950,000
2007 — June 1	5.5270	354,375,000	3 month LIBOR	250,000,000
June 1	5.5694	355,875,000	3 month LIBOR	250,000,000
June 1	5.7790	357,000,000	3 month LIBOR	250,000,000

Unmatured Debt (Continued)

	Canadian dollar liability		U.S. dollar liability

Maturity date	Coupon %	Notional amount	Basis	Notional amount

2008 — Mar. 1	4.5130	$79,175,000	Fixed	U.S.$ 50,000,000
Mar. 1	5.1792	142,100,000	3 month LIBOR	100,000,000
Mar. 1	5.1950	71,065,000	Fixed	50,000,000
Mar. 1	5.3090	106,425,000	3 month LIBOR	75,000,000
Mar. 1	5.41945	76,125,000	3 month LIBOR	50,000,000
Mar. 1	5.5119	282,860,000	Fixed	200,000,000
June 1	5.3050	146,900,000	3 month LIBOR	100,000,000
June 1	5.3109	145,500,000	3 month LIBOR	100,000,000
June 1	5.3180	145,250,000	3 month LIBOR	100,000,000
June 1	5.3420	74,900,000	3 month LIBOR	50,000,000
June 1	5.3460	149,430,000	3 month LIBOR	100,000,000
June 1	5.3468	74,345,000	3 month LIBOR	50,000,000
June 1	5.42238	75,110,000	3 month LIBOR	50,000,000
June 1	5.5570	355,475,000	3 month LIBOR	250,000,000
Sept. 30	3 month BA	75,565,000	3 month LIBOR	50,000,000
Oct. 1	5.1680	77,400,000	3 month LIBOR	50,000,000
Oct. 1	5.2440	105,189,000	3 month LIBOR	70,000,000
Oct. 1	5.3505	106,015,000	3 month LIBOR	70,000,000
2009 — Mar. 1	4.7840	107,380,000	3 month LIBOR	70,000,000
Mar. 1	4.8300	100,197,500	3 month LIBOR	65,000,000
Mar. 1	4.8780	114,360,000	3 month LIBOR	75,000,000
Mar. 1	4.9630	76,570,000	3 month LIBOR	50,000,000
Mar. 1	5.0034	75,725,000	3 month LIBOR	50,000,000
Mar. 1	5.1167	75,000,000	3 month LIBOR	50,000,000
Mar. 1	5.1462	149,300,000	3 month LIBOR	100,000,000
Mar. 1	5.3230	114,150,000	3 month LIBOR	75,000,000
June 1	4.8260	108,010,000	3 month LIBOR	70,000,000
June 1	4.8867	74,685,000	3 month LIBOR	50,000,000
June 1	4.9380	150,130,000	3 month LIBOR	100,000,000
June 1	5.0040	103,656,000	3 month LIBOR	70,000,000
June 1	5.0270	148,180,000	3 month LIBOR	100,000,000
June 1	5.0275	76,175,000	3 month LIBOR	50,000,000
June 1	5.0390	96,720,000	3 month LIBOR	65,000,000
Oct. 1	5.3750	116,572,500	Fixed	75,000,000
Oct. 1	5.6700	115,000,000	3 month LIBOR	80,685,000
Oct. 1	5.6800	118,300,000	3 month LIBOR	80,662,500
Oct. 1	6.0838	113,190,000	3 month LIBOR	82,935,000
Oct. 1	6.1410	103,774,000	3 month LIBOR	70,421,000
2010 — Oct. 1	4.4950	79,230,000	Fixed	50,000,000
2011 — Mar. 1	4.6400	78,670,000	Fixed	50,000,000
Mar. 1	5.0090	78,375,000	Fixed	50,000,000
Mar. 1	5.4000	115,072,500	Fixed	75,000,000
Mar. 1	5.4300	114,750,000	Fixed	75,000,000
Mar. 1	5.5860	116,632,500	Fixed	75,000,000
Jun. 1	4.6430	78,670,000	Fixed	50,000,000
Jun. 1	4.6600	79,010,000	Fixed	50,000,000
Jun. 1	4.6980	78,950,000	Fixed	50,000,000
Jun. 1	4.8045	79,440,000	Fixed	50,000,000
Jun. 1	4.9430	77,875,000	Fixed	50,000,000
Jun. 1	5.0339	77,815,000	Fixed	50,000,000
Jun. 1	5.0670	78,775,000	Fixed	50,000,000
Jun. 1	5.4000	114,990,000	Fixed	75,000,000
2012 — Jun. 1	4.6770	68,300,000	Fixed	50,000,000
Jun. 1	4.9090	78,445,000	Fixed	50,000,000
Jun. 1	4.9872	79,500,000	Fixed	50,000,000
Jun. 1	5.0863	78,745,000	Fixed	50,000,000
Jun. 1	5.1110	78,540,000	Fixed	50,000,000
Jun. 1	5.4980	76,650,000	Fixed	50,000,000

Total		$13,466,616,000		U.S.$ 9,073,278,500

For the cross currency swaps listed below, the Government’s Canadian dollar liability has been swapped into a euro liability.

	Canadian dollar liability		Euro liability

Maturity date	Coupon %	Notional amount	Basis	Notional amount

2003 — Oct. 1	6.0400	$113,610,000	Fixed	EUR 70,000,000
Oct. 1	6.1481	155,410,000	Fixed	100,000,000
Dec. 1	5.4320	75,852,000	Fixed	50,000,000
Dec. 1	5.5000	78,203,430	Fixed	50,000,000
Dec. 1	5.5060	75,962,500	Fixed	50,000,000

Unmatured Debt (Continued)

	Canadian dollar liability		Euro liability

Maturity date	Coupon %	Notional amount	Basis	Notional amount

2004 — Feb. 1	5.0290	$70,264,000	Fixed	EUR 50,000,000
Feb. 1	5.4700	68,000,000	Fixed	50,000,000
Feb. 1	5.4770	67,924,000	Fixed	50,000,000
Feb. 1	5.6965	45,097,800	Fixed	35,000,000
Feb. 1	5.7970	65,461,000	Fixed	50,000,000
June 1	5.1580	69,519,000	Fixed	50,000,000
June 1	5.2800	77,500,000	Fixed	50,000,000
June 1	5.2960	75,813,000	Fixed	50,000,000
June 1	5.3300	78,907,500	Fixed	50,000,000
June 1	5.3455	112,530,720	Fixed	75,000,000
June 1	5.3580	75,491,184	Fixed	50,000,000
June 1	5.4392	113,745,000	Fixed	75,000,000
June 1	5.4550	75,250,000	Fixed	50,000,000
June 1	5.5160	76,335,878	Fixed	50,000,000
June 1	5.6300	80,950,000	Fixed	50,000,000
Sept. 1	4.9572	67,621,700	Fixed	50,000,000
Sept. 1	4.9658	66,985,000	Fixed	50,000,000
Sept. 1	5.0092	74,839,500	Fixed	56,000,000
Sept. 1	5.6035	76,596,000	Fixed	50,000,000
Oct. 1	5.9390	77,070,000	Fixed	50,000,000
Dec. 1	3.6240	104,205,000	Fixed	75,000,000
Dec. 1	5.1470	65,864,750	Fixed	50,000,000
2005 — Mar. 1	4.9610	67,140,000	Fixed	50,000,000
Sep. 1	3.8720	106,631,400	Fixed	75,000,000
Sep. 1	3.9140	104,812,463	Fixed	75,000,000
Sep. 1	3.9654	103,929,804	Fixed	75,000,000
Sep. 1	4.0720	104,293,970	Fixed	75,000,000
Sep. 1	4.5467	70,412,860	Fixed	50,000,000
Sep. 1	4.6760	105,142,500	Fixed	75,000,000
Sep. 1	5.1747	70,400,000	Fixed	50,000,000
Sep. 1	5.2000	41,590,000	Fixed	30,000,000
Sep. 1	5.2120	42,375,000	Fixed	30,000,000
Sep. 1	5.2250	71,043,000	Fixed	50,000,000
Dec. 1	3.7883	71,463,500	Fixed	50,000,000
Dec. 1	3.8449	70,998,100	Fixed	50,000,000
Dec. 1	3.8898	71,051,904	Fixed	50,000,000
Dec. 1	4.0250	106,346,250	Fixed	75,000,000
Dec. 1	4.0420	105,468,460	Fixed	75,000,000
Dec. 1	4.1370	70,242,650	Fixed	50,000,000
Dec. 1	4.1765	70,303,500	Fixed	50,000,000
Dec. 1	4.2534	70,665,750	Fixed	50,000,000
Dec. 1	4.9268	70,892,550	Fixed	50,000,000
Dec. 1	4.9278	70,585,050	Fixed	50,000,000
Dec. 1	5.0032	69,665,632	Fixed	50,000,000
Dec. 1	5.0894	68,975,000	Fixed	50,000,000
Dec. 1	5.1580	97,621,400	Fixed	75,000,000
Dec. 1	5.1807	67,853,463	Fixed	50,000,000
Dec. 1	5.2270	68,622,400	Fixed	50,000,000
Dec. 1	5.2750	68,107,950	Fixed	50,000,000
Dec. 1	6.1160	70,700,000	Fixed	50,000,000
Dec. 1	6.1200	70,540,697	Fixed	50,000,000
Dec. 1	6.5110	70,642,880	Fixed	50,000,000
2006 — Mar. 1	4.1535	104,773,669	Fixed	75,000,000
Mar. 1	4.6089	104,089,766	Fixed	75,000,000
Mar. 1	4.7300	69,841,200	Fixed	50,000,000
Mar. 1	4.8742	70,039,500	Fixed	50,000,000
Mar. 1	6.0900	71,420,545	Fixed	50,000,000
Sep. 1	4.5620	68,470,420	Fixed	50,000,000
Oct. 1	5.6159	80,125,000	Fixed	50,000,000
Dec. 1	4.9590	104,114,790	Fixed	75,000,000
Dec. 1	5.2907	68,118,000	Fixed	50,000,000
Dec. 1	5.3000	98,634,500	Fixed	75,000,000
Dec. 1	5.4229	67,818,901	Fixed	50,000,000
2007 — Mar. 1	5.2200	35,572,500	Fixed	25,000,000
Jun. 1	5.7577	63,610,000	Fixed	50,000,000
Jun. 1	6.4088	150,000,000	Fixed	100,000,000
Jun. 1	6.4100	74,697,930	Fixed	50,000,000
Jun. 1	6.4200	75,044,970	Fixed	50,000,000
Oct. 1	5.2447	35,187,500	Fixed	25,000,000
Oct. 1	5.4840	67,000,000	Fixed	50,000,000
Oct. 1	6.4390	71,874,000	Fixed	50,000,000
Oct. 1	6.4650	71,449,303	Fixed	50,000,000

Unmatured Debt (Continued)

	Canadian dollar liability		Euro liability

Maturity date	Coupon %	Notional amount	Basis	Notional amount

2008 — Mar. 1	4.6600	$70,300,000	Fixed	EUR 50,000,000
Mar. 1	5.6864	95,211,700	Fixed	75,000,000
Jun. 1	4.6210	70,124,600	Fixed	50,000,000
Jun. 1	4.8389	69,608,000	Fixed	50,000,000
Jun. 1	5.3511	69,331,875	Fixed	50,000,000
Jun. 1	5.4375	67,952,500	Fixed	50,000,000
Oct. 1	4.9488	70,492,000	Fixed	50,000,000
Oct. 1	5.1823	68,913,188	Fixed	50,000,000
Oct. 1	5.4112	98,121,700	Fixed	75,000,000
Oct. 1	5.7360	95,861,400	Fixed	75,000,000
2009 — Mar. 1	5.2880	69,911,985	Fixed	50,000,000
Mar. 1	5.2900	105,513,549	Fixed	75,000,000
Jun. 1	4.7729	106,008,000	Fixed	75,000,000
Jun. 1	4.9441	104,018,700	Fixed	75,000,000
Jun. 1	5.0140	72,437,000	Fixed	50,000,000
Jun. 1	5.1117	105,251,400	Fixed	75,000,000
Jun. 1	5.3488	69,936,274	Fixed	50,000,000
Jun. 1	5.4246	105,251,250	Fixed	75,000,000
Jun. 1	5.5324	98,002,100	Fixed	75,000,000
Jun. 1	5.8425	67,671,000	Fixed	50,000,000
Oct. 1	4.9457	72,035,800	Fixed	50,000,000
Oct. 1	4.9670	104,429,625	Fixed	75,000,000
Oct. 1	5.0490	70,056,125	Fixed	50,000,000
Oct. 1	5.0527	72,121,000	Fixed	50,000,000
Oct. 1	5.2030	70,107,600	Fixed	50,000,000
Oct. 1	5.3900	70,007,000	Fixed	50,000,000
Oct. 1	5.3905	69,155,575	Fixed	50,000,000
Oct. 1	5.4034	68,216,160	Fixed	50,000,000
Oct. 1	5.4145	68,935,000	Fixed	50,000,000
Oct. 1	5.5120	97,072,500	Fixed	75,000,000
Oct. 1	5.7305	67,866,100	Fixed	50,000,000
Oct. 1	5.7694	66,770,496	Fixed	50,000,000
Oct. 1	5.7695	65,293,000	Fixed	50,000,000
Oct. 1	6.0855	151,000,260	Fixed	100,000,000
Oct. 1	6.1353	74,000,000	Fixed	50,000,000
2010 — Mar. 1	5.1270	103,585,913	Fixed	75,000,000
Mar. 1	5.7810	67,067,000	Fixed	50,000,000
Mar. 1	5.7870	66,280,375	Fixed	50,000,000
Mar. 1	5.8147	67,374,000	Fixed	50,000,000
Mar. 1	6.0720	69,800,000	Fixed	50,000,000
Jun. 1	5.0857	72,154,700	Fixed	50,000,000
Jun. 1	5.0985	71,962,000	Fixed	50,000,000
Jun. 1	5.1230	69,797,000	Fixed	50,000,000
Jun. 1	5.1480	69,922,000	Fixed	50,000,000
Jun. 1	5.2008	70,162,500	Fixed	50,000,000
Jun. 1	5.3390	69,452,000	Fixed	50,000,000
Jun. 1	5.3946	70,668,100	Fixed	50,000,000
Jun. 1	5.6452	65,190,000	Fixed	50,000,000
Jun. 1	5.7470	67,202,550	Fixed	50,000,000
Jun. 1	5.7630	66,600,000	Fixed	50,000,000
Jun. 1	5.8348	66,000,000	Fixed	50,000,000
Jun. 1	5.8400	66,149,000	Fixed	50,000,000
Jun. 1	5.8970	42,380,100	Fixed	30,000,000
Jun. 1	5.95387	56,539,560	Fixed	40,000,000
Jun. 1	5.9570	69,236,750	Fixed	50,000,000
Jun. 1	5.9716	69,145,000	Fixed	50,000,000
Jun. 1	6.2250	68,250,000	Fixed	50,000,000
Jun. 1	6.2560	68,100,000	Fixed	50,000,000
Oct. 1	5.1360	70,478,000	Fixed	50,000,000
Oct. 1	5.2390	71,805,000	Fixed	50,000,000
Oct. 1	5.2657	103,876,125	Fixed	75,000,000
Oct. 1	5.2810	103,462,328	Fixed	75,000,000
Oct. 1	5.3320	71,512,500	Fixed	50,000,000
Oct. 1	5.3910	67,200,000	Fixed	50,000,000
Oct. 1	5.5186	104,770,421	Fixed	75,000,000
Oct. 1	5.7011	52,407,000	Fixed	40,000,000
Oct. 1	5.7260	98,520,000	Fixed	75,000,000
2011 — Jun. 1	5.1020	105,164,970	Fixed	75,000,000
Jun. 1	5.3696	69,535,700	Fixed	50,000,000
Jun. 1	5.4906	69,340,800	Fixed	50,000,000
2012 — June 1	5.6030	70,615,000	Fixed	50,000,000
June 1	5.6740	70,101,870	Fixed	50,000,000

Total		$11,624,202,313		EUR 8,281,000,000

Unmatured Debt (Continued)

For the cross currency swap listed below, the Government’s Canadian dollar liability has been swapped into a yen liability.

	Canadian dollar liability		Yen liability

Maturity date	Coupon %	Notional amount	Basis	Notional amount

2010 — Jun. 1	5.8350	$110,900,000	6 month LIBOR	¥8,000,000,000

Total		$110,900,000		¥8,000,000,000

NOTES:

(1)	Non-callable except as otherwise noted.

(2)	While the terms of the issue remain unaltered from the bondholders’ perspective, part of the Government’s fixed-rate Canadian dollar liability was converted through an interest rate swap into a floating-rate Canadian dollar liability which is based on the Canadian dollar Bankers’ Acceptance rate (See ”Domestic Interest Rate Swaps” table).

(3)	Real Return Bonds bear interest adjusted in relation to the CPI for Canada. At maturity, a final payment equal to the sum of inflation compensation from the original issue date to maturity and principal will be made. All amounts shown for these issues are real amounts and do not include the inflation compensation accrued to date.

(4)  Canada Savings Bonds offer minimum guaranteed annual interest rates and are non-callable, non-assignable and non-transferable. Canada Savings Bonds are redeemable on demand at any time with accrued interest. Issues are available in compound interest or regular interest form.

(5) Canada Premium Bonds are non-callable, non-assignable and non-transferable. Canada Premium Bonds are redeemable once a year on the anniversary date and during the 30 days thereafter without penalty. Issues are available in compound interest or regular interest form.

(6)  Obligations are non-negotiable, non-assignable and non-transferable. Term to maturity is 20 years, or such lesser period as may from time to time be fixed by the Minister of Finance on the recommendation of the Office of the Superintendent of Financial Institutions. Obligations are redeemable in whole or in part before maturity only at the option of the Minister of Finance; Obligations bear interest payable semi-annually at the rate fixed by the Minister of Finance, and are issued in accordance with terms and conditions set forth in an agreement (all in accordance with Section 111 of the Canada Pension Plan Act).

(7) Converted at U.S. $1.00 = $1.3499, Japanese Yen 1.00 = $0.01211, British Pound 1.00 = $2.2466, Danish Krone 1.00 = $0.2121, New Zealand $1.00 = $0.8043, Norwegian Krone 1.00 = $0.1917, and Euro 1.00 = $1.5747, the closing rates on September 30, 2003.

(8)  These fixed-rate notes or bonds were swapped into U.S. dollar floating rate debt based on the 3-month London Inter-bank Offered Rate (LIBOR).

(9)   Although the principal is denominated in Japanese Yen, the coupon is payable in Australian Dollars.

(10) Original issue of French Francs 4,000,000,000 was redenominated into Euro 609,796,068.95 on April 28, 1999.

(11)  This issue is a reopening of a previous issue and as a result, both issues are fully fungible.

(12) Original issue of Deutsche Marks 4,000,000,000 was redenominated into Euro 2,045,167,524.78 on February 19, 1999.

(13)  Assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited.

(14)  Since August 31, 1986 no drawings have been outstanding on the standby credit facility with Canadian chartered banks and since May 31, 1986 no drawings have been outstanding on the standby credit facility with United States and other foreign banks.

(15) The U.S. dollar liability is based on 3-month LIBOR, minus, a variable spread based which is on 3-month Bankers’ Acceptances minus 3-month treasury bills.

Unmatured Debt (Continued)

Other Obligations (with Respect to Money Borrowed)

DIRECT OBLIGATIONS (1)

The borrowings listed below are direct obligations of agent enterprise Crown corporations which are agents of Canada and as such constitute direct obligations of the Government of Canada and are a charge on and payable out of the Consolidated Revenue Fund of Canada.

BORROWINGS BY AGENT ENTERPRISE CROWN CORPORATIONS

	Outstanding at March 31, 2003

	Canadian	Foreign
	dollar	currency	Total
	borrowings	borrowings	borrowings

	(in millions)
Business Development Bank of Canada	$4,190.7	$2,072.4	$6,263.0
Canada Mortgage and Housing Corporation	9,622.8	1,468.2	11,091.2
Canada Post Corporation	113.7	—	113.7
Canadian Dairy Commission (Marketing)	0.2	—	0.2
Canadian Wheat Board (2)	—	378.0	378.0
Export Development Canada	8,139.6	12,235.3	20,374.9
Farm Credit Canada	7,595.1	486.9	8,082.1
Freshwater Fish Marketing Corporation	14.0	—	14.0
Royal Canadian Mint	24.4	—	24.4

Total	$29,700.5	$16,641.0	$46,341.5

Source: Public Accounts of Canada 2003.

(1) The payment of all money borrowed by agent Crown corporations is a charge on and payable out of the Consolidated Revenue Fund. Such borrowings constitute unconditional obligations of the Government and are recorded as such in the accounts of Canada, net of borrowings expected to be repaid directly by these corporations. In practice, with few exceptions, all borrowings have been repaid by the agent Crown corporations.

(2) Effective December 31, 1998 the Canadian Wheat Board ceased to be an agent Crown corporation under the Financial Administration Act. Borrowing transactions prior to December 31, 1998 are reported here.

CONTINGENT LIABILITIES

At March 31, 2003

(in millions)
GUARANTEES BY THE GOVERNMENT OF
Borrowing by enterprise Crown corporations which are agents of Her Majesty	$46,342
Borrowings by other government business enterprises	7,929
Borrowings by other than enterprise Crown corporations
From agents
Loans to Indians by the Canada Mortgage and Housing Corporation and Farm Credit Canada for on-reserve housing	432
From other than agents
Guarantee programs of the Government
Canada Student Loans Act	681
Small Businesses Loans Act	800
Farm Improvement Loans Act and Farm Improvement and Marketing Cooperatives Loans Act	264
Atlantic Enterprise Program	4
Advance Payments for Crops Act	224
Enterprise development program	5
Fisheries Improvement Loans Act	—
Loans to Indians by approved lenders for on-reserve housing	850
Financial obligations incurred by air carriers regarding purchase of The de Havilland Aircraft of Canada, Limited DHC-7 and DHC-8 aircraft	219
Aboriginal Economic Program	10
Indian economic development	1
Time Air (1982) Ltd.	—

3,055

Other explicit loan guarantees
Loans with respect to the Hibernia Development Project Act	129
Loans to NewGrade Energy Inc. to finance construction of a heavy oil upgrader	52
Loan by Bank of America to Algoma Steel Inc.	30
Loans by First Union Commercial Corporation to Air Canada for purchase of aircraft	60
Loans to Ridley Terminals Inc. for operating and capital purposes	63
Loans to Government of Bulgaria	11
Loan to Laurentian Pilotage Authority	—

345

Insurance Programs Of The Government
Insurance against accidents at nuclear installations under the Nuclear Liability Act	584
Accounts administered for the Government by the Export Development Corporation — Insurance and related guarantees	1,949

2,533

Other Explicit Guarantees
Guarantees under the Prairie Grain Advance Payments Act	142
Guarantees under the Agricultural Marketing Programs Act	20
Guarantees under Section 19 of the Agricultural Marketing Programs Act	6,815
Guarantees to holders of mortgages insured by the Mortgage Insurance Company of Canada	474

7,451

TOTAL GROSS GUARANTEES	60,157
Less: allowance for losses	3,802

NET EXPOSURE UNDER GUARANTEES	$56,355

Source: Public Accounts of Canada 2003.

Supplementary Information

MARKETABLE BONDS (DOMESTIC)

From October 1, 2003 through November 30, 2003 Government of Canada domestic marketable bonds outstanding decreased by $1,338 million to $278,592 million. New issues and retirements during this period are detailed below.

	Issue details

Issue or maturity date	Coupon %	Maturity date	Amount	Maturity

October 1, 2003	9 1/2	—	—	452,407,000
October 14, 2003	4 1/4	Sept. 1, 2008	400,000,000	—
October 20, 2003	5	June 1, 2014	2,400,000,000	—
November 10, 2003	5 3/4	June 1, 2033	210,295,000	—

From October 1, 2003 through November 30, 2003, six repurchase operations were held and the following bonds were purchased by the Government. Repurchased bonds are typically cancelled shortly after their settlement.

			Amount
Repurchase settlement date	Coupon %	Maturity date	Repurchased

October 9, 2003	5	December 1, 2003	50,000,000

			$50,000,000
October 14, 2003	7 1/4	June 1, 2007	65,000,000
October 14, 2003	12 3/4	March 1, 2008	30,407,000
October 14, 2003	6	June 1, 2008	237,191,000
October 14, 2003	10	June 1, 2008	3,500,000
October 14, 2003	11 1/2	March 1, 2009	50,175,000
October 14, 2003	10 3/4	October 1, 2009	5,900,000

			$392,173,000
October 20, 2003	9 3/4	March 1, 2010	3,600,000
October 20, 2003	5 1/2	June 1, 2010	200,000,000
October 20, 2003	6	June 1, 2011	25,000,000
October 20, 2003	8 1/2	June 1, 2011	3,431,000
October 20, 2003	10 1/4	March 15, 2014	27,000,000
October 20, 2003	11 1/4	June 1, 2015	26,900,000
October 20, 2003	10 1/2	March 15, 2021	12,900,000
October 20, 2003	9 3/4	June 1, 2021	65,000,000

			$363,831,000
October 23, 2003	3 1/2	June 1, 2004	550,000,000
October 23, 2003	5	September 1, 2004	450,000,000

			$1,000,000,000
November 6, 2003	5	December 1, 2003	315,000,000
November 6, 2003	7 1/2	December 1, 2003	105,000,000
November 6, 2003	3 1/2	June 1, 2004	15,000,000
November 6, 2003	6 1/2	June 1, 2004	24,000,000

			$459,000,000
November 10, 2003	10 1/2	March 15, 2021	6,000,000
November 10, 2003	9 3/4	June 1, 2021	31,000,000
November 10, 2003	9 1/4	June 1, 2022	27,400,000
November 10, 2003	9	June 1, 2025	135,000,000

			$199,400,000

CANADA SAVINGS BONDS

Series 84 issued on November 1, 2003 has a guaranteed minimum interest rate of 1.75% for the year beginning November 1, 2003. Rates for the remaining years to maturity will be announced at a future date.

The maturity date on CSB Series 46 (November 1, 1991) has been extended to November 1, 2013 and has a guaranteed minimum interest rate of 1.75% for the year beginning November 1, 2003. Rates for the remaining years to maturity will be announced at a future date.

CANADA PREMIUM BONDS

Series P34 issued on November 1, 2003 has a guaranteed interest rate of 2.45% for the year beginning November 1, 2003, 2.80% for the year beginning November 1, 2004, 3.00% for the year beginning November 1, 2005, 3.50% for the year beginning November 1, 2006, and 5.00% for the year beginning November 1, 2007. Rates for the remaining years to maturity will be announced at a future date.

CANADA INVESTMENT BONDS

Canada Investment Bonds (CIB) are Bonds issued by Canada that carry a fixed-rate and exist for a fixed term. It is non-redeemable prior to maturity but transferable, available only through Investment Dealers and fully non-certificated. Available in Compound Interest C Bond and Regular Interest R Bond.

Series I01 issued on November 1, 2003 has a guaranteed interest rate of 3.00% for the year beginning November 1, 2003, 3.00% for the year beginning November 1, 2004, and 3.00% for the year beginning November 1, 2005.

TREASURY BILLS

From October 1, 2003 through November 30, 2003 treasury bills outstanding increased by $7,350 million to $119,450 million.

CANADA BILLS

From October 1, 2003 through November 30, 2003 Canada Bills outstanding decreased by U.S.$349,849,000 to U.S.$1,575,264,000.

CROSS CURRENCY SWAPS

From October 1, 2003 through November 30, 2003, no domestic liabilities were swapped into any foreign liabilities.